Exhibit T3D.2
Court File No.: 04-CL-5306
ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

THE HONOURABLE	)	FRIDAY, THE 20th DAY
)
MR. JUSTICE FARLEY	)	OF JANUARY, 2006
IN THE MATTER OF THE COMPANIES’ CREDITORS
ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED
AND IN THE MATTER OF A PROPOSED PLAN
OF COMPROMISE OR ARRANGEMENT WITH RESPECT TO
STELCO INC. AND THE OTHER APPLICANTS LISTED ON SCHEDULE “A”
APPLICATION UNDER THE COMPANIES’ CREDITORS ARRANGEMENT ACT,
R.S.C. 1985, c. C-36, AS AMENDED
SANCTION ORDER
THIS MOTION made by Stelco Inc. (“Stelco”) and the other Applicants for:
(a)	an order, substantially in the form of the draft order contained in the Motion Record including, without limitation:
(i)	an order dispensing with service of the Notice of Motion and Motion Record on any interested party other than persons listed on the service list attached as Schedule “A” to the Notice of Motion (the “Service List”);

(ii)	a declaration that the Applicants have complied with the provisions of the Companies’Creditors Arrangement Act (Canada) (the “CCAA”) and the Orders of this Honourable Court made herein;

(iii)	a declaration that the third amended and restated plan of arrangement of the Applicants pursuant to the CCAA and reorganization of Stelco under the Canada Business Corporations Act (the “CBCA”) dated December 9, 2005, including without limitation all schedules thereto (the “Plan”), a copy of which is attached hereto as Schedule “A”, is fair and reasonable; and

(iv)	an order sanctioning and approving the Plan; and
(b)	such further and other relief as to this Honourable Court seems just, was heard January 17 and 18, 2006 at 361 University Avenue, Toronto, Ontario.
     ON READING: (i) the Notice of Motion; (ii) the Affidavit of Hap Stephen, sworn December 16, 2005; (iii) the Affidavit of Colin Osborne, sworn December 16, 2005; (iv) the Affidavit of Brad Fraser sworn December 16,2005; (v) the Affidavit of Andrew Kramer, sworn December 16, 2005; (vi) the Supplementary Affidavit of Colin Osborne, sworn January 9, 2006; (vii) the Supplementary Affidavit of Brad Fraser, sworn January 9, 2006; (viii) the Affidavit of Hap Stephen sworn October 12, 2004; (ix) the Forty-Third, Forty-Fourth, Forty-Fifth, Forty-Sixth, Forty-Seventh and Forty-Eighth Reports of Ernst & Young Inc., the monitor in these proceedings (the “Monitor”); (x) the Affidavit of Farley Cohen, sworn December 9, 2005; (xi) the Affidavit of Fabrice Taylor, sworn December 8, 2005; (xii) the Affidavit of James C. May, sworn November 24, 2005; (xiii) the Affidavit of Murray Hoult Pollitt, sworn November 24, 2005; (xiv) the Affidavit of Fabrice Taylor, sworn December 23, 2005; (xv) the Affidavit of Douglas Pollitt, sworn December 23, 2005; (xvi) the Supplementary Affidavit of James C. May, sworn January 10, 2006; the Affidavit of Fabrice Taylor, sworn January 16, 2006; the Transcript of the Cross-Examination of Farley Cohen, taken January 11, 2006,
     AND ON READING: (i) the Factum filed by the Applicants; (ii) the Factum filed by the Equity Holders; (iii) the Factum filed by Tricap Management Limited; and (iv) the Factum filed by the Informal Committee of Senior Debenture Holders, on hearing submissions of counsel for the Applicants, the Monitor, Tricap Management Limited, Sunrise Partners Limited Partnership, Appaloosa Management L.P. and such other parties as were present; on being advised that none of the persons who might be interested in these proceedings, other than those named on the Service List attached to the Notice of Motion, was served with the Notice of Motion or the Motion Record herein; and on being satisfied that the Applicants have acted, and are acting, in good faith and with due diligence and that circumstances exist that make this Order appropriate:
Definitions
1. THIS COURT ORDERS that capitalized terms not otherwise defined in this Order shall have the meanings ascribed to them in the Plan.
Service and Meetings
2. THIS COURT ORDERS AND DECLARES that there has been good and sufficient service and notice of this sanction hearing and that service of the Notice of Motion and Motion Record herein upon any interested party other than the persons named on the Service List be and the same is hereby dispensed with.
3. THIS COURT ORDERS AND DECLARES that there has been good and sufficient service and notice of the Plan, the Articles of Reorganization, the Information Circular dated October 5, 2005, the Updated Information Report dated December 5, 2005, the Second Updated Information Report dated December 8, 2005, and the notice of the meetings of Affected Creditors to the Affected Creditors, Existing Common Shareholders and others and that the meetings of Affected Creditors were duly called, held and conducted, including all adjournments thereof, in accordance with the CCAA and the Orders of this Court in these proceedings.
4. THIS COURT ORDERS AND DECLARES that no meetings or votes of Existing Common Shareholders are required in connection with the Plan or the Articles of Reorganization or any exchange, transfer, compromise, arrangement, reorganization or other transaction effected or contemplated thereby.
Plan Sanction
5. THIS COURT ORDERS AND DECLARES that: (a) the Plan has been approved by the requisite majorities of Affected Creditors of each of the Applicants in conformity with the CCAA; (b) the Applicants have complied with the provisions of the CCAA and the Orders of this Honourable Court made in these proceedings in all respects; (c) this Court is satisfied that the Applicants have not done nor purported to do anything that is not authorized by the CCAA; and (d) the Plan and the transactions contemplated thereby are fair and reasonable and in the best interests of the Applicants and (without prejudice to the rights, claims, remedies and defences of holders of Senior Debt and their trustees, and the holders of Subordinated Bonds and their trustee, respectively, in respect of the Turnover Proceeds all in accordance with Section 6.01(2) of the Plan) the Plan and the transactions contemplated thereby do not unfairly disregard the interests of the Affected Creditors and the other stakeholders of the Applicants, having considered, among other things, the composition of the vote, what creditors would receive in a liquidation or sale as compared to the Plan, alternatives to the Plan or liquidation or sale, whether any oppression exists or has occurred, the treatment of shareholders and the public interest.
6. THIS COURT ORDERS AND DECLARES that, prior to the Court’s sanctioning of the Plan and approving the transactions contemplated therein, the Court conducted a hearing and made findings of fact and conclusions of law that the terms and conditions of the issuance and exchange of the New Secured FRNs, the New Common Shares, the New Warrants and cash to and with the Affected Creditors in exchange for, and in full and final satisfaction of, the Claims held by the Affected Creditors were approved and were determined to be substantively and procedurally “fair” to the Affected Creditors and all other Persons (the “Fairness Hearing”) and, in connection therewith, as part of the Fairness Hearing the Court made the following additional findings of fact and/or conclusions of law: (a) that prior to the Fairness Hearing, Stelco advised the Court that it would be relying on the Section 3(a)(10) exemption under the U.S. Securities Act of 1933, as amended, in order to issue, without registration, the New Secured FRNs, the New Common Shares and the New Warrants to the Affected Creditors; (b) that the Court was, and is, authorized under the CCAA to conduct the Fairness Hearing and to approve the fairness of the terms and conditions of such issuance and exchange; and (c) that the Fairness Hearing was open to all of the Affected Creditors and all other Persons and, prior to the Fairness Hearing, all of the Affected Creditors and all other Persons were given adequate notice thereof and that there were no impediments to the Affected Creditors and all other Persons appearing and being heard at said hearing.

7. THIS COURT ORDERS that the Plan (including, without limitation, the compromises, arrangements, reorganizations, corporate transactions and releases set out therein and the transactions and reorganization contemplated thereby) is hereby sanctioned and approved pursuant to Section 6 of the CCAA and, at the Effective Time, shall be effective and shall enure to the benefit of and be binding upon the Applicants, the Affected Creditors and all other Persons in sequence stipulated in the Plan.
Plan Implementation
8. THIS COURT ORDERS that the Applicants are hereby authorized and directed to take all steps and actions necessary or appropriate (as determined by the Applicants) to implement the Plan and the transactions contemplated thereby in accordance with and subject to its terms (including to enter into, implement and consummate the contracts, instruments, releases, indentures and other documents to be created or which are to come into effect in connection with the Plan), and such steps and actions are hereby approved.
9. THIS COURT ORDERS that, as soon as practical after receipt of the Certificate of Amendment, the Applicants shall deliver a certificate to the Monitor and file a copy thereof with this Honourable Court, certifying that: (a) each of the conditions precedent to the implementation of the Plan as set out in Section 5.03 of the Plan has been satisfied or waived; (b) the Articles of Reorganization have been filed and have become effective; (c) the transactions set out in Section 5.04(1) of the Plan have been completed and have occurred; and (d) the Plan Implementation Date has occurred.
10. THIS COURT ORDERS that Stelco, without limitation to paragraph 8 hereof, is hereby authorized and directed to file the Articles of Reorganization with the Director appointed under Section 260 of the CBCA at the time contemplated in the Plan.
11. THIS COURT ORDERS AND DECLARES that the articles of Stelco be and are hereby amended in accordance with the Articles of Reorganization attached as Schedule “B” hereto with effect from and after the Effective Time.
12. THIS COURT ORDERS AND DECLARES that all warrants, options, agreements and instruments to purchase Existing Common Shares and any other shares of Stelco authorized to be issued at any time prior to the Effective Time, and the amended and restated shareholders’ rights plan agreement between Stelco and CIBC Mellon Trust Company as rights agent dated March 15, 2002, are of no further force or effect as of the Effective Time and that all such warrants, options, agreements and instruments and all rights issued pursuant to such rights plan are cancelled as at such time.
13. THIS COURT ORDERS that, as of the Effective Time and subject to the terms of the Plan (including, without limitation, Section 6.01(2) thereof), all Affected Claims of Affected Creditors of any nature against any of the Applicants or any of the Property (as defined in the Initial Order) are hereby forever discharged and released and all proceedings with respect thereto or in connection therewith are permanently stayed, subject only to the right of the Affected Creditors to receive the distributions in respect of such Affected Claims in accordance with the Plan and the Claims Procedure Order.
14. THIS COURT ORDERS AND DECLARES that all Proven Claims determined in accordance with the Claims Procedure Order are final and binding on the Applicants and all Affected Creditors.
15. THIS COURT ORDERS that, without limitation to the Claims Procedure Order, an Affected Creditor that did not file a Proof of Claim in accordance with the provisions of the Claims Procedure Order, whether or not such Affected Creditor received notice of the claims process established by the Claims Procedure Order, shall be and is hereby forever barred from making any Affected Claim against the Applicants and shall not be entitled to any distribution under the Plan, and that such Affected Claim is forever extinguished.
16. THIS COURT ORDERS AND DECLARES that, subject to the performance by each of the Applicants of its obligations under the Plan, all contracts, leases, agreements and other arrangements to which such Applicant or a Subsidiary is a party and that have not been terminated, cancelled or repudiated pursuant to paragraph 24 of the Initial Order or the terms of this Order will be and remain in full force and effect, unamended, as of the Effective Time, and no Person who is a party to any such arrangement may accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right including any right of dilution or other remedy) or make any demand under or in respect of any such contract, lease, agreement or other arrangement and no automatic termination will have any validity or effect, by reason of:
(a)	any event that occurred on or prior to the Plan Implementation Date and is not continuing or is waived by the Plan and that would have entitled such Person to enforce those rights or remedies (including, without limitation, defaults or events of default arising as a result of the insolvency of an Applicant);

(b)	the insolvency of the Applicants or the fact that the Applicants sought or obtained relief under the CCAA, the CBCA or Title 11 of the United States Code (the “U.S. Bankruptcy Code”);

(c)	any compromises or arrangements effected pursuant to the Plan or any action taken or transaction effected pursuant to the Plan, or the effect on the Applicants thereof; or

(d)	any change in the control of an Applicant arising from the implementation of the Plan.
17. THIS COURT ORDERS that, from and after the Effective Time, all Persons shall be deemed to have waived all defaults of each of the Applicants (except defaults under any securities, indentures, contracts and other documents delivered under the Plan or entered into in connection therewith or pursuant thereto) then existing or previously committed or caused by such Applicant, directly or indirectly, or non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, express or implied, in any contract, credit document, agreement for sale, lease or other agreement, written or oral, and any and all amendments or supplements thereto, existing between any such Person and such Applicant arising from the financial condition or insolvency of any of the Applicants, the filing by the Applicants under the CCAA or the U.S. Bankruptcy Code or the transactions contemplated by the Plan, and the failure by any Applicant to receive any consent from such Person to any transaction contemplated by the Plan, including a default arising therefrom under a covenant relating to any affiliated or subsidiary company of Stelco other than the Applicants, and any and all notices of default and demands for payment under any instrument, including any guarantee arising from such default, shall be deemed to have been rescinded.
18. THIS COURT ORDERS that the treatment of Affected Creditors as provided in the Plan shall not affect the legal and corporate structures of the Applicants or cause any Applicant to be liable for any claim for which it otherwise is not liable.
19. THIS COURT ORDERS AND DECLARES that, when issued, the New Secured FRNs, New Common Shares, New Warrants, New Redeemable Shares, New Province Warrants and New Province Note issued by Stelco pursuant to or in connection with this Plan, the Plan Sponsor Agreement or the Articles of Reorganization will be validly issued and outstanding, and in the case of the New Common Shares and the New Redeemable Shares, as fully paid and non-assessable.
20.	THIS COURT ORDERS that, subject to any further Order in these proceedings:
(a)	the Stay Date in the Initial Order be and is hereby extended until the earlier of the Plan Implementation Date and March 3, 2006;

(b)	except to the extent that the Initial Order has been varied by or is inconsistent with this Order or any further order of this Court in these proceedings, the provisions of the Initial Order shall remain in full force and effect until the earlier of the Plan Implementation Date and March 3, 2006; and

(c)	all other Orders made in the CCAA proceedings, as amended, shall continue in full force and effect in accordance with their respective terms, except to the extent that such Orders are varied by or are inconsistent with this Order or any further order of this Court.
21. THIS COURT ORDERS that, at the Effective Time, the Released Parties will be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including, without limitation, the Applicants, as applicable, and any Person who may claim contribution or indemnification against or from them) may be entitled to assert (including any and all claims in respect of potential statutory liabilities of the Directors and other Responsible Persons for which the Initial Order authorized the granting of a CCAA Charge) whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Plan Implementation Date relating to, arising out of or in connection with the Claims, the business and affairs of the Applicants, the D&O Trust, the Non-Core Asset Sales, the Plan, the CCAA Proceedings or the Reorganization, provided that nothing in this paragraph will release or discharge any Applicant from or in respect of: (a) any Unaffected Claim or Post-Filing Claim; (b) its obligations to Affected Creditors under the Plan or under any Order that continues in accordance with paragraph 20(c) hereof; or (c) any rights of Stelco in respect of any Affected Claims assigned to it pursuant to this Plan or in respect of any claims it has against any Subsidiary, and further provided that nothing in this paragraph will release or discharge a Released Party if the Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed fraud or wilful misconduct or, in the case of directors, in respect of any claim referred to in subsection 5.1(2) of the CCAA.
22. THIS COURT ORDERS that, at the Effective Time, each of E&Y and the Chief Restructuring Officer will be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature that any Person (including, without limitation, the Applicants, as applicable, and any Person who may claim contribution or indemnification against or from them), may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Plan Implementation Date in any way relating to or arising out of the Claims, the business and affairs of the Applicants, the D&O Trust, the Non-Core Asset Sales, the Plan, the Reorganization or the preparation for or the commencement and continuation of the CCAA Proceedings, provided that nothing in this paragraph will release or discharge E&Y or the Chief Restructuring Officer if it is adjudged by the express terms of a judgement rendered on a final determination on the merits to have committed fraud or wilful misconduct.
23. THIS COURT ORDERS that, at the Effective Time, all Persons are hereby restrained and enjoined from commencing or prosecuting (whether directly, indirectly, derivatively or otherwise) any demand, claim, action, cause of action, counterclaim, suit, debt, amount of money, account, covenant, damage, judgment, expense, execution, lien or other recovery on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature released, discharged, barred or extinguished pursuant to this Order.
Monitor and CRO
24. THIS COURT ORDERS that the activities and conduct of each of the Chief Restructuring Officer, all Responsible Persons and E&Y in relation to the Applicants be and they are hereby ratified and approved.
25. THIS COURT ORDERS that all claims of any Person (including, without limitation, the Applicants and any Person who may claim contribution or indemnification against or from them) whether such claims are direct, indirect, derivative or otherwise, against the Chief Restructuring Officer, all Responsible Persons and E&Y arising from or relating to the services provided to the Applicants prior to the date of this Order shall be and are hereby forever barred from enforcement and extinguished.
26. THIS COURT ORDERS the Monitor to hold the Turnover Proceeds and take all steps to comply with Section 6.01(2) of the Plan.
27. THIS COURT ORDERS that, until its discharge as provided for in this Order, the appointment of Ernst & Young Inc. as Monitor and as an officer of this Court pursuant to the terms of the Initial Order shall not expire or terminate on the Plan Implementation Date and shall continue for the purposes of and shall be effective until the completion by the Monitor of all of its duties in relation to the claims procedure and all matters relating thereto as set out in the Claims Procedure Order and the completion by the Monitor of all other matters for which it is responsible in the Restructuring, under the Plan or pursuant to the Orders of this Court made in this CCAA Proceeding.

28. THIS COURT ORDERS that the Monitor shall be discharged of its duties and obligations pursuant to the Plan, the Restructuring, this Order and all other Orders made in this CCAA Proceeding, upon the filing with this Court of a certificate of the Monitor certifying that the matters set out in the immediately preceding paragraph are completed to the best of the Monitor’s knowledge.
Claims Officers
29. THIS COURT ORDERS that the role and duties of each Claims Officer shall terminate on the Plan Implementation Date, except to the extent of any remaining duties with respect to matters to be completed pursuant to the Claims Procedure Order relating to the resolution of any Unresolved Claims, and upon completion of such duties (as of the Effective Time on the Plan Implementation Date or the resolution of any such Unresolved Claims, as the case may be) such Claims Officer shall be deemed to be discharged from its duties pursuant to the terms of this Order.
30. THIS COURT ORDERS that, at the Effective Time, all claims against any of the Claims Officers in connection with the performance of their duties as such shall be and are hereby stayed, extinguished and forever barred, and the Claims Officers shall have no liability in respect thereof.
Special Officers
31. THIS COURT ORDERS that the respective roles and duties of the CCAA Officer (as defined in and appointed pursuant to the Order dated June 14, 2004) and the Special CCAA Officer (as defined in and appointed pursuant to the Order dated September 7, 2005) will terminate on the Plan Implementation Date and the CCAA Officer and Special CCAA Officer will be deemed to be discharged from such roles and duties effective at the Effective Time.
32. THIS COURT ORDERS that, at the Effective Time, all claims against the CCAA Officer and the Special CCAA Officer in connection with the performance of their respective duties as such shall be and are hereby stayed, extinguished and forever barred, and the CCAA Officer and Special CCAA Officer shall have no liability in respect thereof.

New Directors
33. THIS COURT ORDERS that, with effect at the Effective Time, the term of office of the then current directors of Stelco will terminate and the individuals named on Schedule “C” hereto are hereby appointed as directors of Stelco to hold office for an initial term equal to the later to occur of one year from the Plan Implementation Date or the second annual meeting of Stelco after the Plan Implementation Date, provided that if a vacancy arises in the meantime a quorum of directors may fill the vacancy.
CCAA Charges
34. THIS COURT ORDERS that, with effect at the Effective Time, all Encumbrances created by the Initial Order on any Property (as defined in the Initial Order) and all Encumbrances created by any related security agreements, other than the Existing Stelco Lenders Charge and the DIP Lenders Charge (as those terms are defined in the Initial Order), shall be discharged and released and such Encumbrances shall be of no further force and effect, including without limitation, the D&O Charge, the Stelco Advances Charge and the Administration Charge (as each such term is defined in the Initial Order).
35. THIS COURT ORDERS that, with effect at the time contemplated in the written release to be delivered to the Applicants by the Existing Stelco Lenders and the DIP Lenders (as such terms are defined in the Initial Order) at or before the Effective Time, the Existing Stelco Lenders Charge and the DIP Lenders Charge shall be discharged and released and shall be of no further force and effect.
Other Provisions
36. THIS COURT ORDERS that this Order shall have full force and effect in all Provinces and Territories in Canada and abroad and as against all Persons against whom it may apply. This Court hereby seeks and requests the aid and recognition of any court or administrative body in any Province or Territory of Canada, any Canadian Federal Court or administrative body and any Federal or State Court or administrative body in the United States of America and any court or administrative body in the United Kingdom to act in aid of and to be complimentary to this Court in carrying out the terms of this Order.

37. THIS COURT ORDERS that, at any time prior to the Plan Implementation Date, the Applicants may apply to this Court for such other relief as they may consider necessary or desirable in connection with the Non-Core Asset Sales, the Plan, any of the transactions contemplated by the Plan or any condition to implementation of the Plan.
/s/ Joseph P Van Tassel
JOSEPH P VAN TASSEL
REGISTRAR
ENTEBED AT / INSORIT A TORONTO
ON / BOOK NO:
LE / DANS LE REGISTRE NO.:
FEB 01 2006
PER/PAR: TS

SCHEDULE A
PLAN

STELCO
THIRD
AMENDED AND RESTATED PLAN OF ARRANGEMENT AND
REORGANIZATION
PURSUANT TO THE
Companies’ Creditors Arrangement Act (Canada)
AND THE
Canada Business Corporations Act
involving

Stelco Inc.
Stelpipe Ltd.
Stelwire Ltd.
CHT Steel Company Inc.
and
Welland Pipe Ltd.
DECEMBER 9, 2005

AMENDED AND RESTATED PLAN OF ARRANGEMENT AND REORGANIZATION
This is the amended and restated joint plan of arrangement and reorganization of Stelco Inc., Stelpipe Ltd., Stelwire Ltd., CHT Steel Company Inc. and Welland Pipe Ltd. pursuant to the Companies’ Creditors Arrangement Act (Canada) and, in the case of Stelco Inc., the Canada Business Corporations Act.
ARTICLE 1 — INTERPRETATION
1.02 Definitions
     In this Plan, unless otherwise stated or the context otherwise requires:
“Affected Claims” means, collectively, the Bond Claims and the General Unsecured Claims against any Applicant.
“Affected Creditor” means a Creditor with an Affected Claim.
“Applicants” means, collectively, Stelco, Stelpipe, Stelwire, CHT Steel and Welland Pipe.
“Articles of Reorganization” means the articles of reorganization in respect of Stelco, substantially in the form attached hereto as Schedule A, to be filed pursuant to section 191 of the CBCA.
“Bond” means any Senior 2006 Bond, Senior 2009 Bond or Subordinated 2007 Bond.
“Bond Claim” means any Claim pursuant to or in respect of a Bond.
“Bondholder” means a Creditor with a Bond Claim.
“Business Day” means a day other than a Saturday or Sunday on which banks are generally open for business in Toronto, Ontario.
“Cash Pool” means not more than $137.5 million, but not less than $108,548,000, in cash to be distributed to Affected Creditors with Proven Claims pursuant to the terms of the Plan.
“CBCA” means the Canada Business Corporations Act.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada).
“CCAA Charges” means, collectively, the Existing Stelco Lenders Charge, the DIP Lenders Charge, the Stelco Advances Charge, the Administration Charge and the D&O Charge, in each case as defined in the Initial Order together with any other charge created by the Initial Order and defined as a “CCAA Charge” therein.
“CCAA Proceedings” means the proceedings under the CCAA commenced by the Applicants pursuant to the Initial Order.

“Certificate of Amendment” means the certificate of amendment to be issued under the CBCA in respect of the Articles of Reorganization.
“Chief Restructuring Officer” means, collectively, Hap Stephen and Stonecrest Capital Inc. and any of its directors, officers, employees, agents, subcontractors and legal counsel.
“CHT Steel” means CHT Steel Company Inc., a corporation governed by the Business Corporations Act (Ontario).
“Claim” means (i) any right of any Person against one or more of the Applicants in connection with any indebtedness, liability or obligation of any kind of one or more of the Applicants in existence on the Filing Date and any interest accrued thereon and costs payable in respect thereof to and including the Filing Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known, unknown, by guarantee, surety, insurance deductible or otherwise, and whether or not such right is executory or anticipatory in nature including the right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action, whether existing at present or to be commenced in the future, which indebtedness, liability or obligation is based in whole or in part on facts existing prior to the Filing Date and includes any other claims that would have been claims provable in bankruptcy had the applicable Applicant become bankrupt on the Filing Date and (ii) any Restructuring Claim.
“Claims Officer” means each Person who has been or may be appointed by the Court or designated by the Applicants and approved by the Monitor pursuant to the Claims Procedure Order for the purpose of determining Claims for voting and distribution purposes.
“Claims Procedure Order” means the Order made December 17, 2004 in respect of the procedures governing the proof of claims, as amended and supplemented from time to time, including as supplemented by the Order made October 4, 2005.
“Class” means a class of Affected Creditors established for the purpose of voting on this Plan as set out in Section 2.01.
“Collective Bargaining Agreements” means agreements in writing between the Applicants and one or more of the Unions containing provisions respecting terms or conditions of employment of the Unionized Employees.
“Court” means the Ontario Superior Court of Justice.
“Creditor” means a Person having a Claim and includes the transferee or assignee of a Claim that is recognized as a Creditor by the Monitor in accordance with the Claims Procedure Order, or a trustee, liquidator, receiver, receiver and manager or other Person acting on behalf of such Person.
“D&O Trust” means the trust fund established for the payment of certain claims for which the Directors may become personally liable pursuant to a trust indenture between Stelco and George E. Whyte, Q.C.

“Depository” means The Canadian Depository for Securities Limited or its successor as custodian for its participants.
“Director” means any former, present or future director or officer of an Applicant or any other Person who by applicable legislation is deemed to be or is treated similar to a director of an Applicant or that presently or in the future manages the business and affairs of an Applicant.
“Distribution Record Date” means the date that is 7 Business Days prior to the Plan Implementation Date.
“E&Y” means Ernst & Young Inc., Ernst & Young LLP, a limited liability partnership under the laws of the Province of Ontario, Ernst & Young Orenda Corporate Finance Inc., Ernst & Young LLP, a registered Delaware limited liability partnership, Ernst & Young Corporate Finance, LLC and the member firms of Ernst & Young Global Limited and any of their affiliates, partners, officers, directors, employees, agents, subcontractors and legal counsel in respect of the services they provided to the Applicants before and after the Filing Date including in respect of services provided in its capacity as Monitor.
“Effective Time” means the first moment on the Plan Implementation Date.
“Electing Affected Creditors” has the meaning set out in Section 2.07.
“Employees” means those individuals employed or retained by the Applicants on a full-time, part-time or temporary basis.
“Encumbrance” means any mortgage, charge, pledge, lien, hypothec, security interest, encumbrance, statutory or possessory lien or lease of personal property that creates a security interest in respect of any assets that an Applicant owns or to which an Applicant is entitled.
“Equity Sponsors” means Tricap Management Limited, Sunrise Partners Limited Partnership and Appaloosa Management L.P., or any Person designated by any such Person, and the other subscribing Persons signatories to the Plan Sponsor Agreement, or, should Tricap Management Limited, Sunrise Partners Limited Partnership and Appaloosa Management L.P. or any such designee or any such signatory fail to perform its obligations pursuant to the Plan Sponsor Agreement, such other Person or Persons, in each case, as may be acceptable to Stelco, as the subscribers for New Common Shares pursuant to the Plan Sponsor Agreement.
“Existing Common Shareholders” means holders of Existing Common Shares immediately prior to the Effective Time.
“Existing Common Shares” means the Series A Convertible Common Shares and Series B Convertible Common Shares of Stelco outstanding immediately prior to the Plan Implementation Date.
“Filing Date” means January 29, 2004.

“Financing Provider” means Tricap Management Limited or any Person designated by Tricap Management Limited, or such other Person or Persons, in each case, as may be acceptable to Stelco, as the provider of the New Secured Revolving Term Loan to Stelco.
“General Unsecured Claim” means any Claim that is not an Unaffected Claim or a Bond Claim.
“General Unsecured Creditor” means a Creditor with a General Unsecured Claim.
“Initial Order” means the Order made January 29, 2004 pursuant to which the Applicants were provided protection under the CCAA, as amended or extended from time to time.
“Meeting” means a meeting of a Class of Affected Creditors held pursuant to the Meeting Order and includes any meeting resulting from the adjournment thereof.
“Meeting Order” means the Order made October 3, 2005 directing the calling and holding of the Meetings of Classes of Affected Creditors, as amended from time to time:
“Monitor” means Ernst & Young Inc., in its capacity as the monitor appointed pursuant to the Initial Order, and any successor thereto appointed in accordance with any further Order of the Court.
“New ABL Facility” means an asset-based loan facility, secured by a first priority security interest in the inventory and accounts receivable of Stelco and such other security as may be agreed with Stelco and the other signatories to the New Inter-creditor Agreement, with the priority for such security provided in the New Inter-creditor Agreement, provided by one or more financial institutions or other lenders to Stelco in an aggregate principal amount of up to $600 million, on such terms and conditions as are acceptable to Stelco and the lenders providing such facility.
“New Common Shares” means the new common shares of Stelco created upon the issuance of the Certificate of Amendment.
“New Inter-creditor Agreement” means an inter-creditor agreement between, among others, the lenders under the New ABL Facility, the Financing Provider, the New Trustees, the Province and Stelco setting out among other things the relative rights and priorities of the obligations and security under the New ABL Facility, the New Secured Revolving Term Loan, the New Province Note and the New Secured FRNs.
“New Platform Trust Indenture” means the trust indenture to be dated as of the Plan Implementation Date between Stelco and the New Trustees.
“New Province Note” means the $150 million to be advanced by the Province to Stelco on the terms outlined in Schedule C and as evidenced by the promissory note to be issued by Stelco in favour of the Province as of the Plan Implementation Date and any other related loan documents or agreements.

“New Province Warrants” means warrants exercisable to purchase in the aggregate 851,100 New Common Shares to be issued by Stelco to the Province on the terms outlined in Schedule C.
“New Redeemable Shares” means the redeemable shares of Stelco created upon the issuance of the Certificate of Amendment.
“New Secured FRNs” means the secured floating rate notes with a 10€ year term, initially in the maximum aggregate principal amount (rounded up to the nearest US$1,000) of the U.S. dollar equivalent of $275 million to be issued by Stelco pursuant to the Sanction Order and the Supplemental Indenture, including terms substantially similar to those set out in Schedule B and with the security described in such Schedule.
“New Secured Revolving Term Loan” means a loan facility or other form of financing provided by the Financing Provider in the aggregate principal amount of $375 million, secured by a security interest in all of the assets of Stelco ranking prior to all other security interests in such assets other than the security for the New ABL Facility in respect of which it will rank second with respect to inventory and accounts receivable and as determined under the New Inter-creditor Agreement with respect to all other assets, on such terms and conditions as are acceptable to Stelco and the Financing Provider.
“New Secured Revolving Term Loan Agreement” means the loan agreement to be entered into between Stelco and the Financing Provider effective as of the Plan Implementation Date with respect to the New Secured Revolving Term Loan.
“New Trustees” means BNY Trust Company of Canada and The Bank of New York as co-trustees under the New Platform Trust Indenture.
“New Warrant Indenture” means the warrant indenture to be dated as of the Plan Implementation Date between Stelco and CIBC Mellon Trust Company as trustee and registrar, providing for the issuance of the New Warrants and the New Province Warrants.
“New Warrants” means warrants exercisable to purchase in the aggregate 1,418,500 New Common Shares to be distributed by Stelco to Affected Creditors with Proven Claims on the same terms as the terms of the New Province Warrants.
“Non-Core Asset Sale Proceeds” means the gross cash proceeds from Non-Core Asset Sales, less all costs, expenses, taxes and other liabilities in respect of such sales and any liabilities assumed or payments made by Stelco or the applicable Subsidiary to satisfy its obligations in respect of such sales.
“Non-Core Asset Sales” means, collectively, the sale (whether by one or more transactions) outside the ordinary course of business of all or substantially all of the assets of, or of Stelco’s ownership interest in and/or claims against, each of AltaSteel Ltd., Norambar Inc., Stelfil Ltée., Stelwire, Stelpipe, Welland Pipe, CHT Steel and Stelcam Holdings Inc.
“Order” means any order of the Court in the CCAA Proceedings.
“Participant” has the meaning set out in Section 4.05(2).

“PBA” means the Pension Benefits Act (Ontario).
“PBGF” means the Pension Benefits Guarantee Fund established under the PBA.
“Pension Agreement” means an agreement satisfactory to Stelco and the Province to be effective as of the Plan Implementation Date, on the terms outlined in Schedule D, with respect to the funding of the Stelco Main Pension Plans.
“Person” means any individual, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture, government or any agency, officer or instrumentality thereof or any other entity.
“Plan” means this amended and restated plan of compromise and arrangement under the CCAA and reorganization under the CBCA, including the Schedules hereto, as amended, supplemented or replaced by the Applicants from time to time.
“Plan Implementation Date” means the date of the Certificate of Amendment.
“Plan Sponsor Agreement” means an amended and restated agreement to be entered into between Stelco, the Equity Sponsors and the Standby Purchasers pursuant to which (i) the Equity Sponsors will agree to purchase and Stelco will agree to issue to the Equity Sponsors, an aggregate of 19,736,000 New Common Shares at $5.50 per share to provide $108,548,000 to Stelco to fund payments of cash from the Cash Pool to Affected Creditors and (ii) the Standby Purchasers will agree to purchase from Stelco, and Stelco will agree to issue to the Standby Purchasers, the balance, if any, of the 5,264,000 New Common Shares at $5.50 per share that Affected Creditors have not elected to receive pursuant to the Share Option to provide up to an additional $28,952,000 to Stelco to fund payments of cash from the Cash Pool to Affected Creditors, on terms and conditions substantially similar to those set out in the draft agreement attached as Schedule E.
“Post-Filing Claim” means any indebtedness, liability or obligation of any kind that is not a Claim and that arises after the Filing Date from or in respect of (i) any executory contract or unexpired lease that has not been restructured, terminated or repudiated by an Applicant, or (ii) the supply of services or goods, or funds advanced, during the period from the Filing Date to but excluding the Plan Implementation Date, but excludes any Restructuring Claim.
“Proof of Claim” means a proof of claim filed in accordance with the provisions of the Claims Procedure Order.
“Proven Claim” means an Affected Claim in respect of which a Proof of Claim has been or is deemed to have been filed in a proper and timely manner in accordance with the Claims Procedure Order and the amount of which has been finally allowed for distribution purposes in accordance with the Claims Procedure Order.
“Province” means Her Majesty the Queen in Right of the Province of Ontario.
“Released Parties” has the meaning set out in Section 6.03.

“Reorganization” means the reorganization of the share capital and change in the number of directors of Stelco to a fixed number described in Article 3 as effected by the Articles of Reorganization on the date shown in the Certificate of Amendment and the authorization to issue the New Secured FRNs and the New Province Note as contemplated by the Plan and the naming of directors effected by the Sanction Order.
“Responsible Person” means any Director and any Person who, prior to the Plan Implementation Date, was requested by an Applicant to act, and who is acting or did or does act or is deemed or treated by applicable law to be acting or to have acted, as a director, officer or Person of a similar position of another entity in which an Applicant has a direct or indirect interest.
“Restructuring Claim” means any right of any Person against one or more of the Applicants in connection with any indebtedness, liability, or obligation of any kind owed to such Person arising out of the restructuring, repudiation or termination after the Filing Date of any contract, lease, agreement or other arrangement, whether written or oral, provided that a “Restructuring Claim” does not include any Unaffected Claim.
“Sanction Order” means the Order to be made under the CCAA and CBCA sanctioning this Plan and approving the Articles of Reorganization, as such Order may be amended by any court of competent jurisdiction, in form and content which is satisfactory to the Applicants and the Equity Sponsors acting reasonably.
“Section 5.1 Election” means an election pursuant to Section 5.1 of Regulation 909 under the PBA.
“Secured Claims” means all Claims of a Creditor (other than a Restructuring Claim) with respect to a particular Applicant to the extent that they are secured by an Encumbrance that is duly and properly registered or otherwise perfected in accordance with applicable law in the appropriate jurisdiction as of the Filing Date or thereafter pursuant to an Order, to the extent of the value of such Encumbrance as at the Filing Date (having regard to the value of the assets subject to such Encumbrance and the priority of such Encumbrance) and which Claim is entitled to be proven as a secured claim pursuant to the provisions of the CCAA, including sections 18.3, 18.4 and 18.5 of the CCAA.
“Senior Bondholders Objection Matters” means the conditions to the Plan to the waiver of which, and the terms of the Plan to the amendment, deletion, addition or modification of which, the Senior Bondholders Committee may object hereunder, being (i) those relating to indebtedness contemplated by the Plan intended to rank in priority to the New Secured FRNs, namely the New ABL Facility and the New Secured Revolving Term Loan, and the material documents relating to the security therefor, (ii) the New Secured FRNs and the material documents relating to the security therefor and the indentures pursuant to which the New Secured FRNs are to be created and issued, namely the New Platform Trust Indenture and the Supplemental Indenture, (iii) the Sanction Order, (iv) the New Inter-creditor Agreement and (v) the New Warrants and the New Warrant Indenture.

“Senior Bondholders Steering Committee” means those members of the informal steering committee of the holders of Senior 2006 Bonds and Senior 2009 Bonds who vote all their Affected Claims in favour of the Plan at the Meetings represented by Bennett Jones LLP, as so advised by Bennett Jones LLP from time to time.
“Senior 2006 Bond” means any debenture issued by Stelco pursuant to the trust indenture dated as of February 15,1999 between Stelco and Montreal Trust Company of Canada.
“Senior 2009 Bond” means any debenture issued by Stelco pursuant to the trust indenture dated as of November 30, 1989 between Stelco and The Royal Trust Company.
“Share Election” means an election substantially in the form to be furnished by Stelco to Affected Creditors on or before December 16, 2005, or such later date as may be agreed between Stelco and the Equity Sponsors, pursuant to which Affected Creditors may elect to exercise the Share Option under Section 2.07, which will be open for at least, but not more than, 20 days.
“Share Option” has the meaning set out in Section 2.07.
“Standby Purchasers” means Sunrise Partners Limited Partnership, as to 50%, and Appaloosa Management L.P., as to 50%, severally (and not jointly or jointly and severally), or such other Person or Persons as may be acceptable to Stelco, as standby purchasers under the Plan Sponsor Agreement.
“Stelco” means Stelco Inc., a corporation governed by the CBCA.
“Stelco Main Pension Plans” means (i) Stelco Inc. and Participating Subsidiaries Retirement Plan For Salaried Employees (Registration Number 0338509), (ii) Stelco Inc. Bargaining Unit Pension Plan for Members of United Steelworkers of America (Registration Number 0354878), (iii) the Stelco Inc. Retirement Plan for Lake Erie Steel Company Salaried Employees (Registration Number 0698753) and (iv) Stelco Inc. Bargaining Unit Pension Plan for Lake Erie Steel Company Members of United Steelworkers of America (Registration Number 0698761).
“Stelco/Province Restructuring Agreement” means the restructuring agreement made as of September 19, 2005 between Stelco and the Province.
“Stelpipe” means Stelpipe Ltd., a corporation governed by the CBCA.
“Stelwire” means Stelwire Ltd., a corporation governed by the CBCA.
“Subordinated 2007 Bond” means any debenture issued by Stelco pursuant to the Subordinated 2007 Bond Indenture.
“Subordinated 2007 Bond Indenture” means the trust indenture dated as of January 8, 2002 between Stelco and CIBC Mellon Trust Company.
“Subsidiaries” means, collectively, all direct and indirect subsidiaries of the Applicants and all other Persons in which an Applicant has, directly or indirectly, at least a 50% interest immediately prior to the Effective Time.

“Subsidiary Applicants” means, collectively, Stelpipe, Stelwire, CHT Steel and Welland Pipe.
“Supplemental Indenture” means the supplemental indenture to be dated as of the Plan Implementation Date between Stelco and the New Trustees, supplementing the New Platform Trust Indenture and providing for the issuance of the New Secured FRNs.
“Transfer Agent” means, in respect of the New Common Shares and New Warrants, CIBC Mellon Trust Company and, in respect of the New Secured FRNs, BNY Trust Company of Canada.
“Turnover Proceeds” has the meaning set out in Section 6.01(2).
“Unaffected Claim” has the meaning set out in Section 2.02(1).
“Unaffected Creditor” means a Creditor with an Unaffected Claim.
“Undeliverable Distribution” has the meaning set out in Section 4.05(2).
“Unionized Employees” means the Employees who are in the bargaining units represented by one or more of the Unions.
“Unions” means, collectively, USW Local 1005, USW Local 8782, USW Local 5328, USW Local 7024, Canadian Auto Workers, National Union, Local 523, and Bricklayers and Masons Union, Local 1.
“Unresolved Claim” means an Affected Claim that at the relevant time is not a Proven Claim and is not barred pursuant to the Claims Procedure Order, but in respect of which a Proof of Claim has been or is deemed to have been filed in a proper and timely manner in accordance with the Claims Procedure Order.
“US Court” means the United States Bankruptcy Court, Eastern District of Michigan (Southern District).
“USW” means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union.
“US$” or “U.S. dollar” means lawful money of the United States of America.
“VWAP” means, in respect of a security, the volume weighted average trading price of such security on the Toronto Stock Exchange for a specified period, calculated including only trades made on the Toronto Stock Exchange during normal trading hours (prior to 4 p.m.) and excluding internal trades and special Toronto Stock Exchange markers to the extent identifiable through Toronto Stock Exchange reports issued in the ordinary course.
“Website” means www.mccarthy.ca/en/ccaa.
“Welland Pipe” means Welland Pipe Ltd., a corporation governed by the Business Corporations Act (Ontario).

1.03 Construction
     In this Plan, unless otherwise stated or the context otherwise requires:
(a)	the division of the Plan into Articles and Sections and the use of headings are for convenience of reference only and do not affect the construction or interpretation of the Plan;

(b)	the words “hereunder”, “hereof and similar expressions refer to this Plan and not to any particular Article, Section or Schedule and references to “Articles”, “Sections”, and “Schedules” are to Articles and Sections of and Schedules to this Plan;

(c)	words importing the singular include the plural and vice versa and words importing any gender include all genders;

(d)	the word “including” means “including without limiting the generality of the foregoing”;

(e)	a reference to any statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder;

(f)	a reference to any agreement, indenture or other document is to that document as amended, supplemented, restated or replaced from time to time;

(g)	references to dollar amounts are to Canadian dollars;

(h)	references to times are to local time in Toronto, Ontario;

(i)	references to an “Applicant” are to any applicable Applicant that has not been excluded from this Plan pursuant to Section 7.02(2);

(j)	references to an “Affected Creditor”, “Affected Claim”, “General Unsecured Creditor”, “General Unsecured Claim”, “Restructuring Claim”, “Unaffected Creditor” or “Unresolved Claim” refer to Claims or Creditors, as the case may be, of an Applicant only to the extent that it has not been excluded from this Plan pursuant to Section 7.02(2); and

(k)	references to a “Class” refer to a Class of Creditors of an Applicant only to the extent that such Applicant has not been excluded from this Plan pursuant to Section 7.02(2).
1.04 Conversion
     All Affected Claims denominated in a currency other than lawful money of Canada are to be converted to the equivalent thereof in lawful money of Canada at the noon rate of exchange as quoted by the Bank of Canada on the Filing Date.

1.05 Deeming Provisions
     In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.
1.06 Date for any Action
     If any date on which any action required to be taken hereunder by a Person is not a Business Day, such action must be taken on the next succeeding day which is a Business Day.
1.07 Schedules
     The following are the Schedules to this Plan:

Schedule A	—	Articles of Reorganization
Schedule B	—	Description of New Secured FRNs
Schedule C	—	Description of the New Province Note
Schedule D	—	Description of Pension Plan Funding Arrangements
Schedule E	—	Description of Plan Sponsor Agreement
ARTICLE 2 — COMPROMISE AND ARRANGEMENT
2.01 Classes of Affected Claims
     For the purpose of voting on this Plan, the Affected Claims are divided into Classes as set out below:

Class	Affected Claims

Stelco Class	Affected Claims against Stelco

Stelpipe Class	Affected Claims against Stelpipe

Stelwire Class	Affected Claims against Stelwire

CHT Class	Affected Claims against CHT Steel

Welland Class	Affected Claims against Welland Pipe
If an Applicant is excluded from this Plan pursuant to Section 7.02(2), the Claims against such Applicant and the corresponding Class set out above will be removed from this Plan and such Claims will no longer be Affected Claims; and, for greater certainty, a Creditor will have no right to vote on or receive distributions under this Plan in respect of such removed Claims.

2.02 Unaffected Claims and Post-Filing Claims
(1)	This Plan does not affect the following Claims (collectively, the “Unaffected Claims”):

(a)	Claims held by CIT Business Credit Canada Inc., General Electric Capital Canada Inc. and BABC Capital Global Finance Inc. and their respective assigns pursuant to the Financing Agreement dated as of November 20, 2003 between Stelco and such lenders, as amended and restated from time to time;

(b)	Claims held by CIT Business Credit Canada Inc., General Electric Capital Canada Inc. and BABC Global Finance Inc. and their respective assigns pursuant to the DIP Credit Agreement dated March 8, 2004 between Stelco and such lenders, as amended from time to time;

(c)	Claims held by Canadian Imperial Bank of Commerce and The Toronto-Dominion Bank, respectively, pursuant to any banking arrangements with the Applicants to the extent contemplated by paragraphs 31 and 33 of the Initial Order;

(d)	Claims secured by the CCAA Charges (for greater certainty, notwithstanding the discharge of the CCAA Charges);

(e)	Secured Claims not otherwise referred to in Section 2.02(1) (a), (b), (c) or (d) above;

(f)	Claims of any direct or indirect wholly-owned Subsidiary of an Applicant (other than such Claims that are the subject of a security interest in favour of a secured creditor of such Subsidiary and the secured creditor is enforcing, or is entitled to enforce, its security in respect thereof as of the date of the Claims Procedure Order);

(g)	Claims of Unionized Employees and the Unions under the provisions of any Collective Bargaining Agreement or any employment-related statute;

(h)	Claims of Employees (other than Unionized Employees) including Directors for all amounts owing to them in their capacity as such (by statute or otherwise) for or in connection with accrued salary, accrued wages, accrued bonuses, fees and expenses, reimbursement obligations, accrued vacation leave and accrued vacation pay;

(i)	Claims arising from the provision of group benefits or pension benefits to current and former Employees (other than Unionized Employees) and their beneficiaries;

(j)	Claims imposed by statute and referred to in Section 18.2 of the CCAA;

(k)	that portion of a Claim arising from a cause of action for which the Applicants are covered by insurance, only to the extent of such coverage;

(l)	Claims by any Director or other Responsible Person under any directors’ or officers’ indemnity policy or agreement with an Applicant to the extent not otherwise covered by the CCAA Charges;

(m)	Claims by E&Y against the Applicants or any of them;

(n)	Claims by Stelco against any Subsidiary Applicant;

(o)	Claims of the Province arising pursuant to any statute or regulation that were, as of the Filing Date, (i) contingent, unmatured, unliquidated or that were otherwise not payable for a sum certain or (ii) secured by or the subject of a statutory deemed trust that is effective for the purpose of Section 18.3 of the CCAA or a statutory lien to the extent that the Claims secured by such lien do not rank as unsecured claims for the purposes of Section 18.4 of the CCAA; and

(p)	Claims of EDS Canada Inc. pursuant to the agreement dated February 25, 2002 between it and Stelco, as amended, other than the Claims (as revised, settled and assigned) subject to the Proof of Claim of EDS Canada Inc. filed pursuant to the Claims Procedure Order.
     (2) For greater certainty, this Plan does not affect Post-Filing Claims. Creditors with Unaffected Claims and Post-Filing Claims will not be entitled to vote or receive any distributions under this Plan.
     (3) Effective as of the later of the Effective Time and the time of closing of a Non-Core Asset Sale, Stelco may assume or otherwise provide for the satisfaction of any valid and enforceable claims that are not Affected Claims against a Subsidiary that have not been assumed by a purchaser in such Non-Core Asset Sale in respect of such Subsidiary (other than claims owing to Stelco) provided that the following conditions have been satisfied or waived by Stelco: (a) substantially all of the assets of such Subsidiary have been sold; (b) the Non-Core Asset Sale Proceeds in respect of such sales have been or will be paid to Stelco; and (c) such Subsidiary has not been excluded from this Plan pursuant to Section 7.02(2).
2.03 Treatment of Affected Claims
     At the Effective Time, each Affected Claim against Stelco will be compromised and each Affected Claim against a Subsidiary Applicant will be deemed to be assigned to Stelco. In accordance with the other provisions of this Plan including Section 2.04 and Article 4, each Affected Creditor with a Proven Claim as at the close of business on the Distribution Record Date will receive, in full satisfaction of its Proven Claim against Stelco, or if such Affected Creditor has a Proven Claim against a Subsidiary Applicant, as full consideration for the deemed assignment to Stelco of its Proven Claim against the Subsidiary Applicant, its pro rata share of each of:
(a)	the principal amount of the U.S. dollar equivalent (rounded up to the nearest US $1,000) of $275 million of New Secured FRNs;
(b) subject to Section 2.07, the Cash Pool;

(c)	1.1 million New Common Shares; and (d) the New Warrants.

(d)	the New Warrants.
2.04 Unresolved Claims and Challenge of Claims
     (1) A Creditor holding an Unresolved Claim will not be entitled to receive a distribution under this Plan in respect thereof unless and until such Unresolved Claim becomes a Proven Claim.
     (2) In the case of any Claim that is an Unresolved Claim on the Distribution Record Date, Stelco will reserve from the Cash Pool, New Secured FRNs, New Common Shares and New Warrants distributable to Affected Creditors pursuant to Section 2.03, sufficient cash from the Cash Pool, New Secured FRNs, New Common Shares and New Warrants to distribute to the Affected Creditor with such Unresolved Claim in the event that such Unresolved Claim becomes a Proven Claim for its entire amount. If an Unresolved Claim becomes a Proven Claim in whole or in part in accordance with the Claims Procedure Order after the Distribution Record Date, cash from the Cash Pool, New Secured FRNs, New Common Shares and New Warrants reserved in respect of such Unresolved Claim (or an appropriate portion thereof) will be distributed to such Affected Creditor. If an Unresolved Claim is ultimately disallowed in whole or in part in accordance with the Claims Procedure Order after the Distribution Record Date, any cash from the Cash Pool, New Secured FRNs, New Common Shares and New Warrants reserved in respect of such Claim (or the appropriate portion thereof) will become available for distribution by Stelco to Affected Creditors with Proven Claims by making a further distribution to such Affected Creditors of their pro rata share of such cash from the Cash Pool, New Secured FRNs, New Common Shares and New Warrants (or portion thereof) provided that the amounts to be distributed, together with any other amounts that have become available for distribution in respect of other Unresolved Claims but which have not been distributed, make such distribution economically practical (as determined by Stelco, acting reasonably, which determination will be final and non-reviewable).
2.05 Crown Priority Claims
     Within six months after the date of the Sanction Order, each Applicant will pay in full all amounts owed to Her Majesty in right of Canada or a province of the kind referred to in Section 18.2 of the CCAA.
2.06 Finality of Proven Claims
     All Proven Claims determined in accordance with Claims Procedure Order will be final and binding on Stelco, the Subsidiary Applicants and all Affected Creditors.
2.07 Share Election
     Each Affected Creditor who has duly executed and delivered a Share Election in the manner and on or before the time specified in the Share Election (an “Electing Affected Creditor”) may elect to receive (the “Share Option”) all or any part of its distribution from the Cash Pool in New Common Shares at $5.50 per share, provided that if the aggregate number of

New Common Shares so elected to be acquired by Electing Affected Creditors exceeds 5,264,000 New Common Shares, the number of New Common Shares to be allocated to each Electing Affected Creditor will be pro-rated, as nearly as may be, ignoring fractions, on the basis of the number of New Common Shares elected to be purchased by the Electing Affected Creditors. The entitlement of any Electing Affected Creditor to receive cash from the Cash Pool under Section 2.03(b) will be reduced by $5.50 for each New Common Share issued to such Electing Affected Creditor pursuant to the exercise of its Share Option. Affected Creditors holding Unresolved Claims may not elect to exercise the Share Election.
ARTICLE 3 — REORGANIZATION AND OTHER RESTRUCTURING ACTIVITIES
3.02 Articles of Reorganization
     At the Effective Time, the articles of Stelco will be amended pursuant to the Articles of Reorganization. Subject to and without limitation to their terms, the Articles of Reorganization will:
(a)	provide that there will be nine directors as set out in the Articles of Reorganization;

(b)	create an unlimited number of Preferred Shares, New Common Shares and New Redeemable Shares and set out the rights, privileges, restrictions and conditions attaching thereto; and

(c)	change each Existing Common Share into 0.000001 of a New Redeemable Share and automatically redeem each New Redeemable Share.
3.03 Directors
     At the Effective Time, the term of office of those individuals who are directors of Stelco immediately prior to the Plan Implementation Date will terminate. The Sanction Order will set out the names of the individuals to be appointed as directors of Stelco effective as of the Effective Time, to hold office for an initial term expiring on the later to occur of one year from the Plan Implementation Date or the second annual meeting of Stelco after the Plan Implementation Date. However, if a vacancy arises in the meantime, a quorum of the directors may fill the vacancy.
3.04 Stated Capital
     The aggregate stated capital for purposes of the CBCA of the New Common Shares issued pursuant to this Plan and the Plan Sponsor Agreement will be as determined by the directors of Stelco in consultation with Tricap Management Limited.
3.05 Other Restructuring Activities
     Prior to the Plan Implementation Date and subject to the terms of any Orders with respect to the Non-Core Asset Sales, Stelco will seek to effect the Non-Core Asset Sales that have not yet occurred. Subject to the terms of any applicable Orders, Stelco may cause the Monitor or any Subsidiary that is in receipt of Non-Core Asset Sale Proceeds to pay them to Stelco. Subject to the terms and conditions of this Plan, Stelco may undertake such other steps or enter into such other transactions as it deems necessary or desirable in order to better effect the terms of this Plan or to fulfil the conditions to the implementation of this Plan set out in Section 5.03.
ARTICLE 4 — CERTIFICATES AND DISTRIBUTIONS
4.01Cancellation of Certificates
          At the Effective Time, all debentures, certificates, agreements, invoices, securities and other instruments evidencing Affected Claims against Stelco or Existing Common Shares will not entitle any holder thereof to any compensation or participation other than as expressly provided for in this Plan or in the Articles of Reorganization, respectively, and subject to Section 6.01(2) will be cancelled and null and void, and all debentures, certificates, agreements, invoices and other instruments evidencing Affected Claims against any Subsidiary Applicant will not entitle any holder thereof (other than Stelco or its successors and assignees) to any compensation or participation other than as expressly provided for in this Plan and, if in the’possession or control of any Person must, at the request of Stelco, be delivered to Stelco.
4.02 Taxes
          (1) All distributions made hereunder will be made net of all applicable taxes.
          (2) Notwithstanding any other provision of this Plan, each Affected Creditor with a Proven Claim that is to receive a distribution pursuant to this Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental entity (including income, withholding and other tax obligations on account of such distribution), and no distribution will be made to or on behalf of such Affected Creditor pursuant to this Plan unless and until such Affected Creditor has made arrangements satisfactory to the applicable Transfer Agent and Stelco for the payment and satisfaction of such tax obligations. Any distributions to be distributed to such Affected Creditor pursuant to this Plan will, pending the implementation of such arrangements, be treated as an Undeliverable Distribution pursuant to Section 4.05(3). The applicable Transfer Agent will be authorized to take any and all actions as may be necessary or appropriate to comply with such withholding and reporting requirements. The distributions under this Plan to Affected Creditors with Proven Claims are in respect of, and are to be applied to, principal first and then interest.
          (3) All amounts withheld on account of taxes will be treated for all purposes as having been paid to the Affected Creditor in respect of which such withholding was made, provided such withheld amounts are remitted to the appropriate taxing authority.
4.03 No Fractional Interests
          No New Secured FRN in a,denomination of less than $1,000 or an integral multiple thereof or fraction of a New Common Share or New Warrant will be issued under the Plan. However, all the fractional interests in New Secured FRNs and in New Common Shares and New Warrants will be aggregated, rounded up to the nearest multiple of $1,000 in the case of the New Secured FRNs and to the nearest whole number in the case of New Common Shares and

New Warrants issued to the applicable Transfer Agent. The Transfer Agent will sell such New Secured FRNs, New Common Shares and New Warrants on the Toronto Stock Exchange and each Affected Creditor otherwise entitled to receive a fractional interest in a New Secured FRN, New Common Share or New Warrant pursuant to Section 2.03 or 2.04 of this Plan will be sent a cheque for its pro rata share of the proceeds, provided that no cheque will be sent for an amount less than $10 and Stelco’s liability to an Affected Creditor for any amount less than $10 will be forever discharged and extinguished.
4.04 Distributions
          Distributions of New Secured FRNs, New Common Shares, New Warrants and cash from the Cash Pool to be made pursuant to Section 2.03 subject to any holdbacks contemplated by Section 2.04, will be made on, or as soon as practicable after, the Plan Implementation Date. Any distributions to be made pursuant to Section 2.04, 4.03 or 4.05 will be made as soon as practicable in the circumstances.
4.05 Delivery of Distributions
(1)	On the Plan Implementation Date, Stelco will, subject to Section 4.05(2):

(a)	deliver to the Depository one or more fully registered global notes registered in the name of CDS & Co. or its nominee for the New Secured FRNs, with directions to credit the Participant in the Depository’s book based system designated by an Affected Creditor of record with a Proven Claim at the close of business on the Distribution Record Date for the account of such Affected Creditor, the principal amount of each of the New Secured FRNs that such Affected Creditor is entitled to receive pursuant to this Plan;

(b)	deliver to the Depository one or more fully registered global certificates registered in the name of CDS & Co. or its nominee for the New Common Shares with directions to credit the Participant in the Depository’s book based system designated by an Affected Creditor of record with a Proven Claim at the close of business on the Distribution Record Date for the account of such Affected Creditor, the total number of New Common Shares that such Affected Creditor is entitled to receive pursuant to this Plan;

(c)	deliver to the Depository one or more fully registered global certificates registered in the name of CDS & Co. or its nominee for the New Warrants with directions to credit the Participant in the Depository’s book based system designated by an Affected Creditor of record with a Proven Claim at the close of business on the Distribution Record Date for the account of such Affected Creditor, the total number of New Warrants that such Affected Creditor is entitled to receive pursuant to the Plan; and

(d)	cause the wire transfer of money to the Depository with directions to credit the Participant in the Depository’s book based system designated by an Affected Creditor of record with a Proven Claim at the close of business on the Distribution

Record Date for the account of such Affected Creditor, the total amount of money that such Affected Creditor is entitled to receive pursuant to this Plan, provided that if the Affected Creditor is resident in a jurisdiction (other than Canada) where Stelco determines (which determination will be final and non-reviewable) that the New Secured FRNs, the New Common Shares or New Warrants cannot be distributed unless they are registered or qualified for sale in the jurisdiction and such registration or qualification requires Stelco to file a registration or qualification application or a prospectus in die jurisdiction, Stelco may direct the applicable Transfer Agent to sell the applicable New Secured FRNs, New Common Shares or New Warrants on the Toronto Stock Exchange and remit to the Affected Creditor the proceeds of such sale less any required withholding taxes, brokerage commissions and other reasonable costs relating to such sale. As to the United States of America, Stelco may make the determination and direction in the immediately preceding sentence only as to particular States and only after it has used commercially reasonable efforts to obtain an exemption or administrative action or make such notice filings sufficient, in Stelco’s judgment (such judgment to be final and non-reviewable), to permit the distribution in that State; provided, however, that Stelco shall not be required to take any action in the State of California.
          (2) Each Affected Creditor who does not hold its Proven Claim through a participant (or one or more custodians who, in turn are participants) (a “Participant”) in the depository service of the Depository must indicate to Stelco in writing on or before the Distribution Record Date, the name of the Participant who will act on behalf of such Affected Creditor, provided that if such Affected Creditor does not make such an indication, Stelco will arrange for a nominee to hold the New Secured FRNs, the New Common Shares, the New Warrants and any cash from the Cash Pool to which the Affected Creditor is entitled through a Participant and provide information to such Affected Creditor on the procedures necessary to transfer the New Secured FRNs, the New Common Shares, the New Warrants and any cash from the Cash Pool to a Participant, subject to Stelco and such nominee obtaining any necessary regulatory approvals.
          (3) If Stelco is unable to obtain any necessary regulatory relief, or it is unable to nominate an entity to hold the New Secured FRNs, the New Common Shares, the New Warrants and the cash from the Cash Pool as indicated in Section 4.05(2), or Stelco and the Monitor determine in their discretion not to engage a nominee as contemplated by Section 4.05(2) on behalf of any Affected Creditors, on or as soon as practicable after the Plan Implementation Date, Stelco will:
(a)	cause the Transfer Agent for the New Secured FRNs to record in the register the principal amount of each of the New Secured FRNs that each Affected Creditor of record at the close of business on the Distribution Record Date is to be issued pursuant to this Plan, and forward a certificate evidencing such New Secured FRNs to the address of such Affected Creditor in its Proof of Claim (in the case of a General Unsecured Creditor) or on the records of Stelco (in the case of a Bondholder);

(b)	cause the Transfer Agent to record in the register for the New Common Shares the number of New Common Shares that each Affected Creditor of record at the close of business on the Distribution Record Date is issued pursuant to this Plan, and forward a certificate evidencing such New Common Shares to the address of such Affected Creditor in its Proof of Claim (in the case of a General Unsecured Creditor) or on the records of Stelco (in the case of a Bondholder);

(c)	cause the Transfer Agent to record in the register for the New Warrants the number of New Warrants that each Affected Creditor of record at the close of business on the Distribution Record Date is issued pursuant to the Plan, and forward a certificate evidencing such New Warrants to the address of such Affected Creditor in the Proof of Claim (in the case of General Unsecured Creditors) or on the records of Stelco (in the case of a Bondholder); and

(d)	cause the issuance of a cheque to each Affected Creditor of record at the close of business on the Distribution Record Date and will forward the cheque to the address of such Affected Creditor in its Proof of Claim (in the case of a General Unsecured Creditor) or on the records of Stelco (in the case of a Bondholder)
subject to the proviso following Section 4.05(1)(d).
          (4) If any credit pursuant to Section 4.05(1)(a), Section 4.05(1)(b) or Section 4.05(1)(c) cannot be made or any delivery made pursuant to Section 4.05(3)(a), Section 4.05(3)(b) or Section 4.05(3)(c) is returned as undeliverable (each, an “Undeliverable Distribution”);, no other crediting or delivery will be required unless and until CDS & Co. or its nominee is notified of the Participant designated by the Affected Creditor or the Transfer Agent for the New Common Shares and New Warrants is notified of such Affected Creditor’s then current address, as the case may be. Stelco’s obligations to the Affected Creditor relating to the Undeliverable Distribution will expire on the second anniversary of the Plan Implementation Date, after which date Stelco’s liability to the Affected Creditor under Sections 2.03, 2.04, 4.04 and 4.05 of this Plan will be forever discharged and extinguished. In addition, following that date, Stelco will not be liable to the Affected Creditor or any other Person for damages related to the Undeliverable Distribution. No interest is payable in respect of an Undeliverable Distribution.
          (5) To the extent that any Bond is held by the Depository, delivery of the New Secured FRNs, the New Common Shares, the New Warrants and the cash from the Cash Pool will be made upon surrender of the Bond by the Depository through the facilities of the Depository, to Participants who in turn will make delivery and cash payments to beneficial holders of Bonds as of the Distribution Record Date pursuant to standing instructions and customary practices. Stelco will have no liability or obligation in respect of such deliveries or payments of cash to the Depository or to beneficial holders of New Secured FRNs, New Common Shares or New Warrants once such deliveries and payments of cash are made to the Depository.
          (6) If a Bondholder, whose Bonds are not held through the Depository, does not provide the name of the Participant who will act on behalf of such Affected Creditor with directions to credit the Participant in the Depository’s book based system designated by an Affected Creditor and Stelco follows the distribution procedures set out in Section 4.05(3), such Affected Creditors will only be entitled to receive certificates representing the New Secured

FRNs, the New Common Shares and the New Warrants and any payment of cash upon receipt by the Transfer Agent or other entity as designated by the Monitor, of a duly completed letter of transmittal together with duly endorsed Bonds held by them respectively and all other required documentation.
          (7) On the Plan Implementation Date, Stelco will issue, and deliver certificates representing, 19,736,000 New Common Shares to the Equity Sponsors, or as directed by the Equity Sponsors, in accordance with the Plan Sponsor Agreement and the Plan, as fully paid and non-assessable.
          (8) On the Plan Implementation Date, Stelco will issue, and deliver certificates representing the balance of the 5,264,000 New Common Shares subject to the Share Option not validly take up by electing Affected Creditors, to the Standby Purchasers, or as directed by the Standby Purchasers, in accordance with the Plan Sponsor Agreement and the Plan, as fully paid and non-assessable.
ARTICLE 5 — SANCTION ORDER AND PLAN IMPLEMENTATION
5.01 Application for Sanction Order
          If this Plan is approved by the Class of Affected Creditors of Stelco and each Class of Affected Creditors of Subsidiary Applicants not excluded from his Plan pursuant to Section 7.02(2), Stelco will apply to the Court for the Sanction Order together with any other Subsidiary Applicants not so excluded. Subject to the Sanction Order being granted and the satisfaction of the conditions set out in Section 5.03, this Plan will be implemented by Stelco and such other Applicants as provided in Section 5.04.
5.02Effect of Sanction Order
          In addition to sanctioning the Plan, the Applicants will seek a Sanction Order that will, without limitation to any other terms that it may contain:
(a)	declare that (i) the Plan has been approved by the requisite majorities of Affected Creditors of each of the Applicants in conformity with the CCAA; (ii) the Applicants have complied with the provisions of the CCAA and the Orders of the Court made in these proceedings in all respects; (iii) the Court is satisfied that the Applicants have not done nor purported to do anything that is not authorized by the CCAA; and (iv) the Plan and the transactions contemplated thereby are fair and reasonable, and in the best interests of the Applicants, the Affected Creditors and the other stakeholders of the Applicants (having considered, among other things, the composition of the vote, what creditors would receive in a liquidation or sale as compared to the Plan, alternatives to the Plan or liquidation or sale, whether any oppression exists or has occurred, the treatment of shareholders and the public interest);
(b)	declare that, prior to the Court’s sanctioning of the Plan and approving the transactions contemplated therein, the Court conducted a hearing and made findings of fact and conclusions of law mat the terms and conditions of the issuance and exchange of the New Secured FRNs, the New Common Shares, the New Warrants and cash to and with the Affected Creditors in exchange for, and in full and final satisfaction of, the Claims held by the Affected Creditors were approved and were determined to be substantively and procedurally “fair” to the Affected Creditors and all other Persons (the “Fairness Hearing”) and, in connection therewith, as part of the Fairness Hearing the Court made the following additional findings of fact and/or conclusions of law: (i) that prior to the Fairness Hearing, Stelco advised the Court that it would be relying on the Section 3(a)(10) exemption under the Securities Act of 1933, as amended (the “U.S. Securities Act”) in order to issue, without registration, the New Secured FRNs, the New Common Shares and the New Warrants to the Affected Creditors, (ii) that the Court was, and is, authorized under the CCAA to conduct the Fairness Hearing and to approve the fairness of the terms and conditions of such issuance and exchange, and (iii) that the Fairness Hearing was open to all of the Affected Creditors and all other Persons and, prior to the Fairness Hearing, all of the Affected Creditors and all other Persons were given adequate notice thereof and that there were no impediments to the Affected Creditors and all other Persons appearing and being heard at said hearing;
(c)	order that the Plan (including the compromises, arrangements, reorganizations, corporate transactions and releases set out therein and the transactions and reorganization contemplated thereby) is sanctioned and approved pursuant to Section 6 of the CCAA and, at the Effective Time, will be effective and will enure to the benefit of and be binding upon the Applicants, the Affected Creditors and all other Persons in the order stipulated in the Plan or in the Sanction Order, if any;

(d)	declare that the articles of Stelco will be amended as set out in the Articles of Reorganization and set out the names of the individuals to be appointed as directors of Stelco effective as of the Effective Time pursuant to Section 3.02;

(e)	declare that all warrants, options and agreements to purchase Existing Common Shares and the amended and restated shareholders’ rights plan agreement between Stelco and CIBC Mellon Trust Company as rights agent dated March 15,2002 are of no further force or effect as of the Effective Time and that all rights issued pursuant to such rights plan are cancelled as at such time;

(f)	declare that all New Secured FRNs, New Common Shares, New Warrants, New Redeemable Shares, New Province Warrants and the New Province Note issued in connection with this Plan, the Plan Sponsor Agreement, or the Articles of Reorganization will be validly issued and outstanding, and in the case of the New Common Shares and New Redeemable Shares, as fully paid and non-assessable;

(g)	declare that all Proven Claims determined in accordance with the Claims Procedure Order are final and binding on Stelco, the Subsidiary Applicants and all Affected Creditors;

(h)	declare that, subject to the performance by each of the Applicants of its obligations under this Plan, all contracts, leases, agreements and other arrangements to which such Applicant or a Subsidiary is a party and that have not been terminated or repudiated pursuant to paragraph 24 of the Initial Order will be and remain in full force and effect, unamended, as of the Effective Time, and no Person who is a party to any such arrangement may accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of dilution or other remedy) or make any demand under or in respect of any such arrangement and no automatic termination will have any validity or effect, by reason of:
(i)	any event that occurred on or prior to the Plan Implementation Date and is not continuing that would have entitled such Person to enforce those rights or remedies (including defaults or events or default arising as a result of the insolvency of an Applicant);

(ii)	the insolvency of the Applicants or the fact that the Applicants sought or obtained relief under the CCAA, CBCA or US Bankruptcy Code;

(iii)	any compromises or arrangements effected pursuant to this Plan or any action taken or transaction effected pursuant to this Plan; or

(iv)	any change in the control of an Applicant arising from the implementation of the Plan;
(i)	declare that the stay of proceedings under the Initial Order continues until the Plan Implementation Date;

(j)	declare that no meetings or votes of Existing Common Shareholders are required in connection with this Plan or the Articles of Reorganization;

(k)	approve all conduct of the Chief Restructuring Officer, all Responsible Persons and E&Y in relation to the Applicants and bar all claims against them arising from or relating to the services provided to the Applicants prior to the date of the Sanction Order;

(l)	confirm the releases contemplated in this Plan;

(m)	enjoin the commencement or prosecution, whether directly, derivatively or otherwise, of any demands, claims, actions, causes of action, counterclaims, suits, or any indebtedness, liability, obligation or cause of action released and discharged pursuant to this Plan;

(n)	order that all CCAA Charges will be released and discharged as of the Effective Time or earlier upon receipt of an acknowledgement of payment in respect of the claims secured thereby or adequate alternate arrangements satisfactory to the; parties in whose favour such charges operate; and

(o)	require the Monitor to hold the Turnover Proceeds and take all steps to comply with Section 6.01(2).
5.03Conditions to Plan Implementation
      (1) The implementation of this Plan will be conditional on the satisfaction of the following conditions:
(a)	this Plan has been approved pursuant to the CCAA by the Class of Affected Creditors of Stelco and each Class of Affected Creditors of Subsidiary Applicants not excluded from this Plan pursuant to Section 7.02(2);

(b)	the Sanction Order has been issued by the Court and any other order deemed necessary or desirable by the Applicants from the US Court has been obtained, and all applicable appeal periods in respect thereof have expired and any appeals therefrom have been finally disposed of by the applicable appellate tribunal;

(c)	arrangements satisfactory to Stelco and the Creditors referred to in Sections 2.02(l)(a), (b) and (c) have been made for the repayment or refinancing of their claims and definitive agreements on terms satisfactory to Stelco for the New ABL Facility have become effective, subject only to the occurrence of the Plan Implementation Date;

(d)	the New Secured Revolving Term Loan Agreement and all related agreements and other documents have become effective, subject only to the occurrence of the Plan Implementation Date;

(e)	the New Platform Trust Indenture, the Supplemental Indenture and all related agreements and other documents have become effective, subject only to the occurrence of the Plan Implementation Date;

(f)	the New Inter-creditor Agreement and all related agreements and other documents have become effective, subject only to the occurrence of the Plan Implementation Date;
      (g)
(i)	the Pension Agreement, the New Province Note and the New Warrant Indenture and all related agreements and other documents have become effective and the funding by the Province pursuant to the New Province Note has been made, subject only to the occurrence of the Plan Implementation Date and the conditions under the Stelco/Province Restructuring Agreement being satisfied or waived;

(ii)	the New Warrant Indenture and the New Warrants and all related agreements and documents have becoming effective, subject only to the occurrence of the Plan Implementation Date;

(h)	no material default has occurred under and is continuing under the Plan Sponsor Agreement and the obligations of each of the Equity Sponsors and each of the Standby Purchasers under the Plan Sponsor Agreement to subscribe for New Common Shares to fund the Cash Pool, have been performed, subject only to the occurrence of the Plan Implementation Date;

(i)	all relevant Persons have executed, delivered and filed all documents and other instruments that, in the opinion of the Applicants, acting reasonably, are necessary to implement the provisions of the Plan or the Sanction Order;
       (j)
(i)	all applicable approvals, certificates, rulings, permits, consents, notices and orders of, and all applicable submissions and filings with, governmental, regulatory and judicial authorities having jurisdiction for the completion of the transactions contemplated by this Plan (including the transactions contemplated in this Section 5.03 as conditions to the implementation of the Plan) have been obtained or made, as the case may be, by the Applicants, in each case to the extent deemed necessary or advisable by the Applicants in form and substance satisfactory to the Applicants, the Equity Sponsors and the Standby Purchasers, including the approvals of, and any exempting orders from, the Toronto Stock Exchange and relevant securities regulatory authorities and qualification of the New Platform Trust Indenture and the Supplemental Indenture under the United States Trust Indenture Act of 1939; and

(ii)	the New Secured FRNs, the New Common Shares (including for greater certainty, the New Common Shares issued pursuant to the Plan Sponsor Agreement) and the New Warrants will have been listed or approved for listing, when issued, on the Toronto Stock Exchange and the New Platform Trust Indenture and the Supplemental Indenture will have been qualified under the United States Trust Indenture Act of 1939;
(k)	all conditions precedent to the implementation of this Plan in favour of Persons other than the Applicants will have been satisfied or waived by such Persons;

(l)	each of the New ABL Facility, the New Secured Revolving Term Loan, the Pension Agreement, the New Province Note, the New Province Warrants, the New Secured FRNs (including the New Platform Trust Indenture and the Supplemental Indenture), the New Common Shares, the New Warrants, the Plan Sponsor Agreement, the New Inter-creditor Agreement, the items referred to in Sections 5.03(1)(j) and 5.01(1)(l), and each material document relating thereto, are in form and substance, satisfactory to the Equity Sponsors, and the Standby Purchasers, in each case acting reasonably and each of the New ABL Facility, the New Secured Revolving Term Loan, the New Secured FRNs (including the New Platform Trust Indenture and the Supplemental Indenture and the material documents relating to the security therefor), the Sanction Order, the New Inter-

creditor Agreement, the New Warrants and the New Warrant Indenture have not been objected to by the Senior Bondholders Steering Committee, acting reasonably, such objections (to be valid for the purposes of this Section 5.03(1)(1)) to be delivered in writing by counsel to the Senior Bondholders Steering Committee to counsel for Stelco within three Business Days of being provided with a final copy of the same;
(m)	the authorization and issuance of New Common Shares and New Redeemable Shares contemplated under the Plan (including for greater certainty the New Common Shares issued pursuant to the Plan Sponsor Agreement) including all necessary corporate filings and related matters;

(n)	each of (i) the New Secured FRNs and the New Common Shares issuable under the Plan (including for greater certainty the New Common Shares issuable pursuant to the Plan Sponsor Agreement) and New Warrants will be freely tradable in Canada under Canadian securities laws, except for restrictions on resale or transfer imposed by the Canadian securities commissions or the Toronto Stock Exchange on “control distributions” (as such term is defined in National Instrument 45-102 — Resale of Securities) and provided that in respect of the first trade of such securities, such trade is effected with no unusual effort being made to prepare the market or to create a demand for the securities, no extraordinary commission or consideration paid to a person or company in respect of the trade and if the selling securityholder is an insider or officer of Stelco, the selling securityholder has no reasonable grounds to believe that Stelco is in default of Canadian securities laws; and (ii) the New Secured FRNs, the New Warrants and the New Common Shares issuable to Affected Creditors under Section 2.03(c) or Section 2.07 will be freely transferable under United States federal securities laws, except for New Secured FRNs, such New Common Shares and such New Warrants held by Persons who are deemed to be “affiliates” (as such term is defined under the U.S. Securities Act) of Stelco prior to or after the Plan Implementation Date;

(o)	the Commissioner of Competition appointed under the Competition Act (Canada) (the “Competition Act”) shall have issued an advance ruling certificate under section 102 of the Competition Act with respect to the issuance of the New Common Shares to the Equity Sponsors and to the Standby Purchasers who are subject to the pre-merger notification requirements of Part IX of the Competition Act (the “Notifiable Transaction”); or, with respect to the Notifiable Transaction, the waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligation to give the requisite notice shall have been waived pursuant to subsection 113(c) of the Competition Act and the Commissioner of Competition shall not have filed an application for an order under Part VIII of the Competition Act;

(p)	all antitrust and foreign investment regulatory approvals, waiting periods, waivers, consents or permits or exemptions that are necessary to complete the issuance of the New Common Shares and the New Warrants to the Equity

Sponsors and to the Standby Purchasers shall have been obtained, concluded, expired or terminated as the case may be, each on terms satisfactory to Stelco, the Equity Sponsors and the Standby Purchasers; and

(q)	none of the Equity Sponsors will have elected to acquire New Common Shares pursuant to the Share Option in respect of the Claims in the amounts set forth opposite its name on Schedule 2 to the Plan Sponsor Agreement, as attached.

(2)	Each of the conditions set out in Sections 5.03(l)(c) through (p) (except for Section 5.03(l)(k)) may be waived, but only:

(a)	in writing by Stelco acting reasonably;

(b)	with the prior written consent of the Equity Sponsors and the Standby Purchasers, in each case acting reasonably; and

(c)	without the objection of the Senior Bondholders Steering Committee acting reasonably with respect to Senior Bondholder Objection Matters and any waiver of Section 5.03(l)(g)(ii), 5.03(1)(j)(ii) or 5.03(l)(n), within three Business Days of receiving written notice of Stelco’s intention to waive such condition.

(3)	Stelco will cause to be posted to the Website no later than three days prior to the Plan Implementation Date the final forms (subject to any non-material amendments) of each of:
(a)	the New Platform Trust Indenture and the Supplemental Indenture;

(b)	the New Inter-Creditor Agreement;

(c)	the New Province Note; and

(d)	the New Warrant Indenture.
Stelco will issue a press release to announce the posting of such documents to the Website.
5.04 Implementation
          (1) As soon as practicable after satisfaction (or waiver, if applicable) of each of the conditions to the implementation of the Plan as set out in Section 5.03, Stelco will cause to be posted to the Website a notice confirming that each of the conditions to the implementation of the Plan as set out in Section 5.03 has been satisfied (or waived, if applicable) and thereafter Stelco will file the Articles of Reorganization and seek to obtain the Certificate of Amendment. The Plan will become effective at the Effective Time. All the agreements and other instruments that have to be entered into or executed and all other actions that have to be taken in order for the transactions and agreements to be completed and occur or be effective at the Effective Time will be entered into, executed, taken and completed in escrow prior to the Effective Time. At the Effective Time, the transactions and agreements contemplated by the Plan set out below will be completed and be deemed to occur or be effective in the order set out below:

(a)	the Articles of Reorganization will be effective and the New Redeemable Shares and New Common Shares to be issued under Section 2.03(c) will be validly issued;

(b)	the New ABL Facility will be effective;

(c)	the New Secured Revolving Term Loan Agreement will be effective;

(d)	the New Platform Trust Indenture and the Supplemental Indenture will be effective and the New Secured FRNs to be issued in connection with this Plan will be validly issued;

(e)	the New Inter-creditor Agreement will be effective;

(f)	the Pension Agreement will be effective;

(g)	the New Warrant Indenture will be effective and the New Province Note, the New Province Warrants and the New Warrants to be issued in connection with this Plan will be validly issued;

(h)	the New Common Shares to be issued to the Equity Sponsors under the Plan Sponsor Agreement will be validly issued; and

(i)	the New Common Shares to be issued to Electing Affected Creditors, and to the Standby Purchasers under the Plan Sponsor Agreement, will be validly issued.
         (2) Upon receipt of the Certificate of Amendment, the Applicants will deliver to the Monitor, and file with the Court, a copy of a certificate stating that each of the conditions set out in Section 5.03 has been satisfied or waived, the Articles of Reorganization have been filed and have become effective as of the date set out in the Certificate of Amendment and the transactions set out in Section 5.04(1) have been completed and occurred.
ARTICLE 6 — EFFECT OF THE PLAN
6.01 Effect of Plan Generally
          (1) At the Effective Time, the treatment of Affected Claims and the determination of Proven Claims will be final and binding on the Applicants, the Affected Creditors and the trustees under the trust indentures for the Bonds (and their respective heirs, executors, administrators and other legal representatives, successors and assigns), and this Plan will constitute: (a) full, final and absolute settlement of all rights of the Affected Creditors against Stelco; (b) an absolute release and discharge of all indebtedness, liabilities and obligations of or in respect of the Affected Claims against Stelco, including any interest and costs accruing thereon; (c) an absolute assignment to Stelco of all indebtedness, liabilities and obligations of or in respect of the Affected Claims against Subsidiary Applicants, including any interest and costs accruing thereon (whether before or after the Filing Date), and an absolute release and discharge of any rights of Affected Creditors in respect thereof (excluding, for greater certainty, any rights assigned to Stelco); and (d) a reorganization of the capital and change in the number of directors of Stelco in accordance with the provisions of Article 3 and the Articles of Reorganization.
          (2) For greater certainty, notwithstanding any of the other provisions herein, nothing in the wording of Section 6.01(1) or any other language in this Plan will bar or prejudice or be deemed to bar or prejudice the ability of any holder of Senior Debt (as defined in the Subordinated 2007 Bond Indenture) or any trustee in respect of the Senior 2006 Bonds or Senior 2009 Bonds to maintain or pursue claims or other remedies, including any third party beneficiary claims or remedies they may have, against holders of Subordinated 2007 Bonds or their trustee under the Subordinated 2007 Bond Indenture (including claims against or to distributions under this Plan that otherwise would be made to the holders of Subordinated 2007 Bonds or their trustee) or bar or prejudice or be deemed to bar or prejudice the ability of any holders of Subordinated 2007 Bonds or their trustee to raise any defences in respect of such claims or other remedies. In that regard, without restricting the right of the holders of Subordinated 2007 Bonds to exercise the Share Option, and subject to any Order confirming the following process or providing for a different process:
(a)	all New Secured FRNs, New Common Shares, New Warrants and cash from the Cash Pool (collectively, the “Turnover Proceeds”) to be issued to the holders of the Subordinated 2007 Bonds or to their trustee will be delivered to the Monitor, to be held by the Monitor in trust; and
(b)	the Monitor will, before or within 30 days after the Plan Implementation Date, bring a motion to the Court on no less than 10 days’ notice to each of the Affected Creditors that has filed a Notice of Appearance in the CCAA Proceedings and each of the trustees in respect of the Senior 2006 Bonds, Senior 2007 Bonds and Subordinated 2007 Bonds, seeking directions in respect of a process to determine on a timely basis entitlements to the Turnover Proceeds.
For greater certainty, and without limiting the generality of the foregoing, all rights of holders of Senior Debt to assert and require that the rights and claims of holders of Subordinated 2007 Bonds and their trustee are subordinated to the prior payment in full of the Senior Debt under the provisions of the Subordinated 2007 Bond Indenture or otherwise or the rights and claims of the holders of Subordinated 2007 Bonds or their trustee to raise any defences in respect of such claims and other remedies are not intended to be diminished, impaired or prejudiced by the wording of this Plan. Specifically, but without limiting the generality of the foregoing, but subject to the operation of applicable law, the fact that the Plan provides that the calculation of the quantum of Claims and Affected Claim is limited to principal, plus interest accrued to the Filing Date and that the Plan contains releases in favour of Stelco and other Persons, and provides for full satisfaction of Affected Claims against Stelco and other Persons, is not intended to bar or prejudice any entitlement of holders of Senior Debt (as defined in the Subordinated 2007 Bond Indenture) to make a claim for the full benefit of subordination against the holders of the Subordinated 2007 Bonds and their trustee in respect of all amounts owing to them or that would have been owing to them had the CCAA Proceedings and the Plan never been implemented, even amounts in excess of their Claims or Affected Claims for purposes of the Plan or the rights and claims of the holders of the Subordinated 2007 Bonds or their trustee to raise defences in respect of such claims and other remedies.

For greater certainty, nothing in this Section 6.01(2) is intended or shall be construed as derogating from any provision in this Plan that provides that all Proven Claims determined in accordance with the Claims Procedure Order are final and binding on Stelco, the Subsidiary Applicants and all Affected Creditors.
6.02 Prosecution of Judgments
          After the Effective Time, no step or proceeding may be taken against any Applicant in respect of any suit, judgement, execution, cause of action or similar proceeding in connection with any Affected Claim (other than by Stelco in respect of Affected Claims assigned to it pursuant to this Plan) and any such proceeding will be deemed to have no further effect against any Applicant or any of its assets and will be released, discharged, dismissed or vacated without cost to the Applicants. Any Applicant may apply to the Court to obtain a discharge or dismissal, if necessary, of any such proceedings without notice to the Affected Creditor.
6.03 Released Parties
          (1) At the Effective Time, the Applicants, the Subsidiaries and the Responsible Persons and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents (collectively, the “Released Parties”) will be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including the Applicants, as applicable, and including any Person who may claim contribution or indemnification against or from them) may be entitled to assert (including any and all claims in respect of potential statutory liabilities of the Directors and other Responsible Persons for which the Initial Order authorized the granting of a CCAA Charge) whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Plan Implementation Date relating to, arising out of or in connection with the Claims, the business and affairs of the Applicants, the D&O Trust, the Non-Core Asset Sales, this Plan, the CCAA Proceedings or the Reorganization, provided that nothing in this Section 6.03 will release or discharge any Applicant from or in respect of (a) any Unaffected Claim or Post-Filing Claim, (b) its obligations to Affected Creditors under this Plan or under any Order, or (c) any rights of Stelco in respect of any Affected Claims assigned to it pursuant to this Plan or in respect of any claims it has against any Subsidiary, and further provided that nothing in this Section 6.03 will release or discharge a Released Party if the Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed fraud or wilful misconduct or, in the case of directors, in respect of any claim referred to in subsection 5.1(2) of the CCAA.
          (2) At the Effective Time, each of E&Y and the Chief Restructuring Officer will be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature that any Person (including the Applicants, as applicable, and including any Person who may claim contribution or indemnification against or from them), may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Plan Implementation Date in any way relating to or arising out of the Claims, the business and affairs of the Applicants, the D&O Trust, the Non-Core Asset Sales, the Plan, the Reorganization or the preparation for or the commencement and continuation of the CCAA Proceedings, provided that nothing in this Section 6.03(2) will release or discharge E&Y or the Chief Restructuring Officer if it is adjudged by the express terms of a judgement rendered on a final determination on the merits to have committed fraud or wilful misconduct.
6.04 Guarantees and Similar Covenants
          No Person who has a Claim under, any guarantee, surety, indemnity or similar covenant in respect of any Claim that is compromised or assigned to Stelco under this Plan or who has any right to claim over in respect of or to be subrogated to the rights of any Person in respect of a Claim that is compromised or assigned to Stelco under the Plan will be entitled to any additional rights beyond the rights of the Creditor whose Claim was compromised or assigned to Stelco under this Plan.
6.05 Consents; Waivers and Agreements
          At the Effective Time, each Affected Creditor will be deemed to have consented and agreed to all of the provisions of this Plan, as an entirety. Without limitation to the foregoing, each Affected Creditor (but for greater certainly, excluding Stelco in respect of Affected Claims assigned to it pursuant to this Plan) will be deemed:
(a)	to have executed and delivered to the Applicants all consents, assignments, releases and waivers, statutory or otherwise, required to implement and carry out this Plan as an entirety;
(b)	to have waived any default by or rescinded any demand for payment against any Applicant that has occurred on or prior to the Plan Implementation Date pursuant to, based on or as a result of any provision, express or implied, in any agreement or other arrangement, written or oral, existing between such Affected Creditor and such Applicant with respect to an Affected Claim; and
(c)	to have agreed that, if there is any conflict between the provisions, express or implied, of any agreement or other arrangement, written or oral, existing between such Affected Creditor and any Applicant with respect to an Affected Claim as at the Plan Implementation Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are amended accordingly.
6.06 Multiple Affected Claims
          Notwithstanding the division of Affected Creditors into Classes by Applicant for the purposes of voting on this Plan, all Affected Creditors will participate in the same distribution scheme under this Plan, At the Effective Time, for distribution purposes under this Plan, in respect of all Affected Creditors and their rights in respect of Affected Claims (but, for greater certainty, excluding Stelco’s rights in respect of Affected Claims assigned to it pursuant to this Plan): (a) all guarantees of an Applicant of the payment or performance by another Applicant with respect to any Affected Claim will be deemed eliminated and cancelled; (b) each Affected Claim and all guarantees by an Applicant of such Affected Claim will be treated as a single Affected Claim against the Applicants; (c) any joint obligation of any Applicant with another Applicant will be treated as a single Affected Claim against the Applicants; and (d) each Affected Claim in respect of any Applicant will be deemed to be one Affected Claim against, and obligation of, the Applicants.
          For greater certainty, the treatment of Affected Claims as provided in this Section 6.06 will not affect the legal and corporate structures of the Applicants or cause any Applicant to be liable for anything (including any claim) for which it is not otherwise liable.
ARTICLE 7 — GENERAL
7.01 Amendments
          (1) Before and during the Meetings, the Applicants may at any time and from time to time, amend this Plan by written instrument only with the prior written consent of the Equity Sponsors and the Standby Purchasers. The Applicants will give reasonable written notice to all Affected Creditors present at the Meetings of the details of any such amendment prior to the vote being taken to approve this Plan. After the Meetings, subject to Section 7.01(2), the Applicants may at any time and from time to time amend this Plan by written instrument if the Court and the Applicants, or without the need for obtaining an Order the Monitor, the Applicants, the Equity Sponsors and the Standby Purchasers (without objection thereto by the Senior Bondholders Steering Committee, acting reasonably, with respect to Senior Bondholders Objection Matters and Section 6.01(2)), within three Business Days of receiving written notice of such amendment from the Applicants, determine that such amendment would not be materially prejudicial to the interests of the Affected Creditors under the Plan or is necessary to give effect to the full intent of this Plan or the Sanction Order provided that the Applicants shall give reasonable written notice of the details of any such amendment to Affected Creditors that have filed a Notice of Appearance in the CCAA Proceedings and shall post such notice on the Website. The Applicants will file a copy of any amendment to this Plan with the Court, but no notice will be provided to Affected Creditors, other than as provided in this Section 7.01 and Section 7.02(2).
          (2) Notwithstanding anything else contained in this Plan, no amendment, deletion, addition or modification may be made after the Meetings to or in respect of Section 2.03,4.05, 5.03 or 6.01 or the enumerated items to be contained in the Sanction Order pursuant to Section 5.02 unless the Applicants have obtained the prior written consent of the Equity Sponsors and the Standby Purchasers and no objection has been made by the Senior Bondholders Steering Committee, acting reasonably, with respect to Senior Bondholders Objection Matters or any amendment, deletion, addition or modification to Section 2.03,4.05,5.03(l)g(ii), 5.03(l)(j)(ii), 5.03(l)(n) or 6.01, within three Business Days of the Senior Bondholders Steering Committee receiving written notice of such proposed amendment, deletion, addition or modification from the Applicants.

7.02 Revocation or Non-Consummation of the Plan; Exclusion from the Plan
          (1) The Applicants reserve the right to revoke this Plan at any time prior to the Effective Time. If the Applicants revoke this Plan or if the Sanction Order is not issued, this Plan will be null and void in all respects. Any claim, settlement, compromise or assignment embodied in this Plan, any restructuring, termination or repudiation of executory contracts, any releases effected by this Plan and any document or agreement executed pursuant to this Plan will be deemed null and void and without prejudice. Nothing contained in this Plan, and no act taken in preparation for implementation of this Plan, will: (a) constitute or be deemed to constitute a waiver or release of any Claims by or against any Applicant or any Person; (b) prejudice in any manner, the rights of any Applicant or any Person in any further proceedings involving an Applicant; or (c) constitute an admission of any sort by any Applicant or any other Person.
          (2) With the consent of the Monitor or an Order of the Court at any time prior to the Plan Implementation Date, Stelco may exclude any of the Subsidiary Applicants as an Applicant under this Plan and proceed with this Plan, which will thereafter be applicable to Stelco and any remaining Subsidiary Applicants only. Without delay after obtaining the consent of the Monitor or an Order of the Court, Stelco will: (a) if Stelco is proceeding by way of Monitor consent, file a notice regarding the exclusion of the Subsidiary Applicant with the Court; (b) post the notice on the Website; and (c) send a copy of the notice by regular pre-paid mail to all Affected Creditors of the excluded Subsidiary Applicant with Proven Claims. If a Subsidiary Applicant is so excluded, this Plan will be read and interpreted in all respects as if such Subsidiary Applicant, and all Claims against such Subsidiary Applicant, are unaffected by this Plan, and Section 7.02(1) will apply to such Subsidiary Applicant and all Creditors thereof mutatis mutandis.
7.03 Severability of Plan Provisions
          If, prior to the date of the Effective Time, any provision of this Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Applicants (on notice to the Province, the Equity Sponsors, the Standby Purchasers and, with respect to Senior Bondholders Objection Matters, the Senior Bondholders Steering Committee, may alter and interpret such provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of such provision, and such provision will then be applicable as altered or interpreted and the remainder of the provisions of this Plan will remain in full force and effect and will in no way be invalidated by such alteration or interpretation.
7.04 Responsibilities of the Monitor
          The Monitor is acting in its capacity as Monitor in the CCAA Proceedings with respect to the Applicants and not in its personal or corporate capacity and will not be responsible or liable for any obligations of any Applicant. The Monitor will have the powers and protections granted to it by this Plan, the CCAA, the Initial Order, the Sanction Order and any other Order.
7.05 Binding Effect
          At the Effective Time, the Plan will become effective and be binding on and enure to the benefit of the Applicants, the Affected Creditors, the Responsible Persons, the trustees under the trust indentures for the Bonds and all other Persons named or referred to in, or subject to, this Plan and their respective heirs, executors, administrators and other legal representatives, successors and assigns.
7.06 Different Capacities
          Persons who are affected by this Plan may be affected in more than one capacity. Unless expressly provided herein to the contrary, a Person will be entitled to participate hereunder in each such capacity. Any action taken by, or any effect of the Plan on, a Person in one capacity will only affect such Person in that capacity and not affect such Person in any other capacity, unless otherwise provided in the Meeting Order, unless expressly agreed by the Person in writing or unless its Claims overlap or are otherwise duplicative.
7.07 Further Assurances
          At the request of Stelco, each of the Persons named or referred to in, or subject to, this Plan will execute and deliver all such documents and instruments and do all such acts and things as may be necessary or desirable to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein, notwithstanding any provision of this Plan that deems any transaction or event to occur without further formality.
7.08 Governing Law
          This Plan will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
7.09 Notices
          Any notice or communication in respect of a Proof of Claim filed with the Monitor must be delivered to the Monitor in accordance with the Claims Procedure Order. Any other notice or other communication to be delivered or filed hereunder must be in writing and reference this Plan and may, subject as hereinafter provided, be made or given by personal delivery, ordinary mail, electronic mail or by facsimile addressed to the respective parties as follows:
(a)	if to the Applicants:
c/o Stelco Inc.
386 Wilcox Street
P.O. Box 2030
Hamilton, Ontario
L8L 8K5
Attention:    William E. Vaughan, Senior Vice President,
Finance and Chief Financial Officer
Fax No.:  (905)308-7002
Email: bill.vaughan@stelco.ca

with a copy to:
McCarthy Tétrault LLP
Box 48, Suite 4700
Toronto Dominion Bank Tower
Toronto, ON
M5K 1E6
Attention:  James D. Gage
Fax No.: (416)868-0673
Email: igage@mccarthy.ca
(b)	if to a Creditor:
to the known address (including facsimile number) for such Creditor or the address for such Creditor specified in the Proofs of Claim filed by such Creditor in the CCAA Proceedings.
(c)	if to the Monitor:
Ernst & Young Inc.
P.O. Box 251
Ernst & Young Tower
222 Bay Street, 21st Floor
Toronto-Dominion Centre
Toronto, ON
M5K 1J7
Attention: Alex Morrison
Fax No.: (416) 943-3300
Email: alex.morrison@ca.ey.com
with a copy to:
ThorntonGroutFinnigan LLP
Canadian Pacific Tower
32nd Floor
100 Wellington Street West
Toronto, ON M5K 1K7
Attention: Robert I. Thornton
Fax No.: (416) 304-1313
Email:    rthornton@tgf.ca

(d)	if to Tricap Management Limited:
BCE Place
181 Bay Street
Suite 300, P.O. Box 771
Toronto, ON M5E 1S9
Attention:  Edwin B. Nordholm
Fax:     (416)365-9642
E-mail: enordholm@brookfield.com
with a copy to:
Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, ON
M5X 1B8
Attention:  Edward A. Sellers and Marc S. Wasserman
Fax No.: (416)862-6666
Email: esellers@osler.com / mwasserman@osler.com
(e)	if to the Senior Bondholders Steering Committee:
c/o Bennett Jones LLP
3400 One First Canadian Place
P.O. Box 130
Toronto, ON
M5X 1A4
Attention:  S. Richard Orzy and Kevin Zych
Fax:  (416) 863-1716
Email: orzyr@bennettjones.ca / zychk@bennettjones.ca
(f)	if to the Equity Sponsors (other than Tricap Management Limited) or to the Standby Purchasers:
Sunrise Partners Limited Partnership:
c/o Enterprise Capital Management Inc.
One Toronto Street, Suite 200
Toronto, ON M5C 2V6
Attention:  Greg Boland and Peter Fraser

Fax No.: (416) 504-9543
Email: gboland@enterprise-capital.com/pfraser@enterprise-capital.com and to:
Appaloosa Management L.P.
26 Main Street, 1st Floor
Chatham, New Jersey
07928
Attention: Michael Lukacs
Fax No.: (973) 701-7055
Email: m.lukacs@amlp.com
with a copy to:
McMillan Binch Mendelsohn LLP
BCE Place, Suite 4400
Bay WellingtonTower
181 Bay Street
Toronto, ON M5J 2T3
Attention: Andrew J.F. Kent and Wael Rostom
Fax No.: (416) 865-7048
Email: Andrew.kent@mcmbm.com/wael.rostom@mcmbm.com
or to such other address as any party may from time to time notify the others in accordance with this Section. All such communications that are delivered will be deemed to have been received on the day of delivery. All such communications that are sent by facsimile or electronic mail will be deemed to be received on the day sent if sent before 5:00 p.m. on a Business Day and otherwise will be deemed to be received on the Business Day next following the day upon which such facsimile or electronic mail was sent. Any notice or other communication sent by mail will be deemed to have been received on the fifth Business Day after the date of mailing.

SCHEDULE A
ARTICLES OF REORGANIZATION
FORM 14
ARTICLES OF REORGANIZATION
(SECTION 191)

1 — Name of Corporation — Dénomination sociale de la société	2 — Corporation No. — No de la société

STELCO INC.	357213-7

3 — In accordance with the order for reorganization, the articles of incorporation are amended as follows:	Conformément à de reorganisation, les status constitutifs sont modifies comme suit:
(i)	in paragraph 3 to delete Schedule 1 referred to therein and substitute therefor Schedule 1 annexed hereto;

(ii)	to change each issued Series A Convertible Common Share and each issued Series B Convertible Common Share into 0.000001 of a Redeemable Share;

(iii)	in paragraph 5 to delete the provisions therein and to substitute therefor the following:

“The number of directors will be 9.”; and

(iv)	in paragraph 7 to delete Schedule 3 referred to therein and substitute therefor Schedule 2 annexed hereto.

SCHEDULE B
NEW SECURED FRNs

Issuer:	Stelco

Issue:	Secured Floating Rate Notes

Issue Date:	Plan Implementation Date

Issue Amount:	Initially US$ equivalent of $275 million (such US$ equivalent to be determined as at the noon rate of exchange as quoted by the Bank of Canada on the Distribution Record Date), subject to rounding up to the nearest US$1,000.

Security:	Secured by a security interest in the assets of Stelco (subject in priority in all respects to the security granted in respect of the New ABL Facility and the New Secured Revolving Term Loan or as otherwise agreed to in the New Inter-creditor Agreement). Subordinated and postponed to the security granted in respect of the New ABL Facility and the New Secured Revolving Term Loan in all respects, including as to rights of payment and enforcement until the repayment in full of the New ABL Facility and the New Secured Revolving Term Loan. The New Secured FRNs will also be subject to blockage rights in favour of the New ABL Facility and the New Secured Revolving Term Loan. Subject to permitted encumbrances, including financing of co-generation project assets

Release of Security on Non-Core Asset Sales	To the extent required in connection with Non-Core Asset Sales, security on shares of Subsidiaries released automatically upon sale pursuant to Non-Core Asset Sales

Maturity:	10 years

Interest Rate:	Until the fifth anniversary of Plan Implementation Date, LIBOR + 500bps in cash or LIBOR + 800 bps in New Secured FRNs, at Stelco’s option, and thereafter LIBOR + 500bps in cash or LIBOR + 800 bps accrued, at Stelco’s option

Payment Dates:	Semi-annual

Optional Redemption/Call Protection:	No call in years 1 and 2; callable at 102% in year 3, 101 % in year 4 and at par thereafter, in each case payable in cash

Change of Control:	No holder’s put on change of control

Covenants:	Customary high yield covenants for a transaction of this nature, subject to the terms hereof

Distribution:	Distributed in Canada under applicable securities law exemptions, in the United States under applicable federal securities law exemptions, and, in respect of State securities laws, by way of qualification, exemption or administrative action, as and to the extent available. No qualification, exemption or administrative action will be sought in the State of California

Documentation:	New Platform Trust Indenture and Supplemental Indenture, global note

SCHEDULE C
DESCRIPTION OF NEW PROVINCE NOTE

Note Amount:	$150 million.

Borrower:	Stelco.

Lender:	Province of Ontario.

Security:	Unsecured.

Maturity:	December 31, 2015. Provided no default has occurred and is continuing, Stelco will have the right to pay the principal amount due in cash or by delivering New Common Shares at the 20 day VWAP ending 5 trading days prior to the maturity date, at Stelco’s option.

If Solvency with respect to the Stelco Main Pension Plans is achieved, Stelco will have the right to repay the New Province Note in cash or New Common Shares at a 75% discount to the principal amount outstanding on the New Province Note (the “Stelco Repayment Rights”). Solvency will mean, at the Relevant Date, full funding of the solvency deficit as determined at the Plan Implementation Date, adjusted for pension fund investment gains or losses, actuarial gains or losses and all payments made during the period. “Relevant Date” means on or before December 31, 2015.

Interest:	1.0% per annum, payable semi-annually. Provided no default has occurred and is continuing, Stelco will have the option to make interest payments by delivering New Common Shares.

Warrants:	Treasury offering of New Province Warrants to the Province pursuant to the terms of the Plan (being approximately 3% of the fully diluted equity). Each New Province Warrant entitles the holder to purchase one New Common Share at the Exercise Price. The Exercise Price will be $11.00. New Province Warrants will have a term of 7 years and will be exercisable at anytime between the 60th trading day following the Plan Implementation Date and 5:00 p.m. (Toronto time), 7 years from the Plan Implementation Date, after which time the New Province Warrants will expire and become null and void. Issue of the New Province Warrants is subject to TSX approval. The New Province Warrants will be subject to standard anti-dilution rights.

Conditions:	Province funding conditional upon general conditions to implementation of the Plan and the following:

	•	$400 million up front cash payment by Stelco into the Stelco Main Pension Plans on the Plan Implementation Date.

	•	Stelco to assume all pension liabilities relating to non-transferred employees and retirees from Ontario non-core Subsidiaries not assumed by any buyer. Funding of such plans is to continue to be in accordance with general funding rules under the PB A and its regulations. Upon a Non-Core Asset Sale of an Ontario Subsidiary, the Province will expedite the same regulatory process relating to pension transition arrangements as was provided in the Order of the Ontario Court of Justice dated September 6, 2005 approving the sale of Stelpipe.

	•	$65 million pension funding for the Stelco Main Pension Plans per year for the period commencing July 1, 2006 and ending December 31, 2010 and $70 million pension funding for the Stelco Main Pension Plans per year for the next 5 years (such payments inclusive of current service costs, going concern and solvency deficiency amortization payments).

	•	Payment of applicable annual premiums for PBGF, with no special premiums with respect to the Section 5.1 Election after December 31, 2005.

	•	Mechanic for annual cash sweep for additional pension funding for the Stelco Main Pension Plans until Solvency is achieved.

	•	The Plan, related documents and documents relating to Pension Plan Funding Arrangements must be satisfactory to the Province.

Actuarial Valuation	•	In the event Solvency is not achieved prior to December 31, 2015, Stelco may elect before April 30, 2016 to prepare an actuarial valuation of each of the Stelco Main Pension Plans and to pay the amount required into each pension plan to achieve Solvency in each as at December 31, 2015. To the extent Stelco, following an actuarial valuation, pays the amount required into the Stelco Main Pension Plans to achieve Solvency in each plan as at December 31, 2015 but no later than April 30, 2016, Stelco will maintain the Stelco Repayment

Rights.

Events of Default:	•	Failure to pay interest, principal or any other amount due by Stelco or any of its subsidiaries under the New Province Note or the Stelco Pension Plan Funding Arrangements; subject to the reasonable cure periods to be agreed upon by the parties.

	•	Unremedied breach of any other term of the New Province Note or the Stelco Pension Plan Funding Arrangements, subject to reasonable cure periods to be agreed upon by the parties.

	•	Customary insolvency-related events.

Adjustment to Up Front Contribution:	•	To the extent that the Plan Implementation Date is other than January 1, 2006, any monthly pension payments made into the Stelco Main Pension Plans by Stelco prior to the Plan Implementation Date and after January 1, 2006 in respect of 2006 funding requirements will be credited against the $400 million upfront cash payment by Stelco to the Stelco Main Pension Plans on the Plan Implementation Date.

SCHEDULE D
PENSION PLAN FUNDING ARRANGEMENTS

A. Stelco Main Pension Plans

Initial Upfront Contribution:	$400 million in cash on the Plan Implementation Date.

2005 Annual Funding:	The 2005 annual funding will be calculated based on Stelco utilizing the election in Section 5.1 of the PBA.

Ten Year Funding:	Years 1-5: $65 million per year, payable monthly, commencing July 1, 2006.

Years 6-10: $70 Million per year, payable monthly.

Replaces normal funding rules under the PBA and its regulations, including for current service costs, going concern and solvency deficiency amortization payments, save and except for benefit increases resulting from amendments to the Stelco Main Pension Plans made after January 1, 2006.

Pension cash sweep plan funding payments will commence in 2007, on the basis described in Section D below.

Actuarial Gains/Losses:	No adjustments to funding requirements based on annual valuations effective as of dates prior to December 31, 2015 or such earlier date as Stelco may opt out of these special funding arrangements as described in Section C.

Benefit Increases:	Any funding required in respect of increased benefits resulting from amendments to the Stelco Main Pension Plans made after January 1, 2006 to be funded in accordance with the PBA and PBA Regulations, and is not included as part of the 10 year funding outlined herein.

Any benefit increases will be calculated on a separate schedule and any deficit related to the benefit increases will not be included in the calculation of Solvency.

The separate funding schedule for any benefit increase will continue until the earlier of December 31, 2015 or the date Stelco opts out of special funding of the Stelco Main Pension Plans. The schedule will show the deficit attributable to the benefit increase on the date it becomes effective, adjusted at the Relevant Date for investment gains or losses, actuarial gains or losses and all funding payments made with respect to such increases. “Relevant Date” means on or before December 31, 2015.

Funding Effective as of January 1,	In accordance with the general funding rules of the PBA

2016:	and PBA Regulations.

Annual PBGF Premiums from December 31, 2005:	Payment of applicable annual premiums for PBGF, but no special premiums with respect to the Section 5.1 Election.

B. Stelco Subsidiaries

Funding Arrangements:	Stelco to assume all pension liabilities from Ontario non-core Subsidiaries not assumed by any buyer relating to non-transferred employees and retirees. Funding of such plans is to continue to be in accordance with general funding rules under PBA and its regulations and is separate from the funding of the Stelco main pension plans.

Upon a Non-Core Asset Sale of an Ontario Subsidiary, the Province will expedite the same regulatory process relating to pension transition arrangements as was provided in the Order of the Ontario Court of Justice dated September 6, 2005 approving the sale of Stelpipe.

C. Other

Opting Out:	If Solvency as defined in Schedule C is achieved prior to December 31, 2015, Stelco may opt out of the Pension Plan Funding Arrangements and will be subject to general funding rules under the PBA and its regulations.

Adjustment to Up Front Contribution:	To the extent that the Plan Implementation Date is other than January 1, 2006, any monthly pension payments made by Stelco into the Stelco Main Pension Plans prior to the Plan Implementation Date and after January 1, 2006 in respect of 2006 funding requirements will be credited against the $400 million upfront cash payment by Stelco to the Stelco Main Pension Plans on the Plan Implementation Date.

D. Cash Sweep
Stelco will make additional pension plan payments to fund any solvency deficiency in the Stelco Main Pension Plans over the term of the New Province Note if Stelco generates free cash flow in excess of the formula described further below (the “Cash Flow Sweep”).
The Cash Flow Sweep will be calculated off of free cash flow (“FCF”) which is defined as:
Free Cash Flow = EBITDA (adjusted for pension and OPEB’s on a cash basis) less:
•	interest expense

•	cash income taxes

•	capex (net of financing raised)

•	debt principal payments (e.g. Slabco)
The Cash Flow Sweep is calculated at 20% of FCF in excess of $75 million.
The Cash Flow Sweep is capped at $50 million per annum for the fiscal years 2007, 2008 and 2009 and $75 million per annum for the fiscal years 2010 and 2011 and no cap thereafter.
Negative FCF in one year can be carried forward by Stelco to the next year to reduce positive FCF in that year. There will be no carry forward of negative FCF for the calculation in years 2007 and 2008.
No Cash Flow Sweep payment is to be made if Stelco’s liquidity is less than $575 million. If the Cash Flow Sweep payment would cause Stelco’s liquidity to drop below $575 million, then the Cash Flow Sweep will be reduced accordingly, such that liquidity does not drop below $575 million as a result of the payment. Liquidity is calculated based on an average of the liquidity at the end of each of the three months in the last quarter of any applicable year.
The Cash Flow Sweep calculation commences in fiscal 2007.

SCHEDULE E
FORM OF PLAN SPONSOR AGREEMENT

AMENDED AND RESTATED
PLAN SPONSOR AGREEMENT
Stelco Inc.
386 Wilcox Street
Hamilton, Ontario
L8L 8K5

Attention:	Courtney Pratt
President and Chief Executive Officer
Dear Sirs:
     This amended and restated Agreement sets out the terms and conditions of an agreement governing the investment in Stelco Inc. (“Stelco”) by Tricap Management Limited (“Tricap”) and the persons listed on Schedule 2 hereto (the “Other Capital Providers”) (collectively, the “Subscribers”) in the maximum amount of $137.5 million and in the minimum amount of $108.548 million in the manner described below (the “Investment”).
     The Investment will be made in conjunction with a restructuring of Stelco and certain related entities, which will result, among other things, in the compromise and exchange of the Claims of Affected Creditors of the Applicants for a combination of (i) New Common Shares of Stelco, (ii) New Secured FRNs, and (iii) cash.
     This restructuring and the Investment will be effected as part of an amended and restated plan of arrangement and compromise under the CCAA, which will also provide for, inter alia, a plan of reorganization under the CBCA, substantially in the form attached as Schedule 3 hereto (the “Plan”).
     Capitalized terms used herein, and not otherwise defined, shall have the meanings ascribed to them in Schedule 1, or if not defined in Schedule 1, as defined in the Plan attached hereto as Schedule 3.

Section 1	The Investment
     Upon the terms, and subject to the conditions, contained in this Agreement, each Subscriber agrees to purchase, and Stelco agrees to cause to be sold to the Subscribers at the Effective Time, New Common Shares in the capital of Stelco on the basis and in the proportions set out in Section 2 below.

Section 2	Allocation
     The Subscribers shall purchase, and Stelco shall sell to the Subscribers as part of the Plan to be effected to complete the arrangement and reorganization of Stelco (the “Implemented Plan”), the number of New Common Shares set out below, at a price of $5.50 per share:

	Initial Number of
	New Common	Total Purchase
Subscriber	Shares	Price
Tricap	9,818,000	$53,999,000

Other Capital Providers	9,918,000	$54,549,000

Total	19,736,000	$108,548,000
     Each Other Capital Provider will purchase or cause to be purchased the number of New Common Shares set out opposite such Other Capital Provider’s name on Schedule 2, at a purchase price of $5.50 per share. The aggregate purchase price paid by the Subscribers will be used by Stelco to fund the minimum amount of the Cash Pool (as defined in Section 8(l)(a)(i)(B)), being $108,548,000.
Each of the Other Capital Providers (the “Standby Purchasers”) agrees to purchase, as part of the Implemented Plan, one-half of any of the 5,264,000 GUC Additional Shares (as defined below) that are not the subject of a valid Share Election (as defined below) to be made by not later than January 16, 2006 (the “Unelected Shares”) at $5.50 per share (the “Standby Commitment”) and Stelco shall issue against receipt of the purchase price one-half of such Unelected Shares to and in the name of each of the Standby Purchasers, or as mey they otherwise direct in writing in respect of their share of such Unelected Shares (the “Additional Subscription” which, for greater certainty, shall constitute part of the Investment). The maximum Standby Commitment provided by the Standby Purchasers is to purchase 5,264,000 GUC Additional Shares at $5.50 per share for an aggregate maximum Standby Commitment of $28,952,000. Each of the Standby Purchasers shall be severally (not jointly or joint and severally) responsible for one-half of the Standby Commitment. The aggregate purchase price paid by the Standby Purchasers for the Additional Subscription will be used by Stelco in full and without deduction to fund the Cash Pool and be distributed to Affected Creditors who did not elect to receive GUC Additional Shares, in lieu of cash. For greater certainty, Tricap will have no responsibility to provide the Standby Commitment or any portion thereof.
     In the event that any of the Subscribers shall fail to purchase at the Effective Time the New Common Shares it has committed to purchase hereunder, the other

Subscribers (including, for greater certainty, Tricap in respect of the Standby Commitment, if applicable) shall have the right, but shall not be obligated, to purchase all of the New Common Shares that the defaulting Subscriber has failed to purchase on a pro rata basis (based on the aggregate number of New Common Shares such other Subscribers have committed to purchase hereunder), or as the Subscribers may otherwise agree, at $5.50 per New Common Share. In the event that such right is not exercised, the others which are not in default shall be relieved of all obligations hereunder. Nothing in this paragraph shall oblige Stelco to sell to the Subscribers less than all of the New Common Shares to be sold hereunder or relieve from liability to Stelco any Subscriber which shall be so in default.

Section 3	Governance Structure
     Stelco agrees that at the Effective Time four of the nine members of the board of directors of Stelco, who may or may not be “independent” or “related” (as such terms are defined in the appropriate Canadian regulatory and stock exchange rules and guidelines), will be those identified by Tricap to Stelco, and one of the nine members of the board of directors of Stelco will be the individual identified by Sunrise Partners Limited Partnership to Stelco, one of the nine members of the board of directors of Stelco will be the individual identified by Appaloosa Management L.P. to Stelco, and the remaining directors shall be mutually satisfactory to the Subscribers, whether chosen from a list of candidates developed through Stelco’s existing search process or otherwise.

Section 4	Representation and Warranties
(1)	Each of the Other Capital Providers represents and warrants to Stelco and Tricap that:
(a)	this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law;

(b)	it: i) either a) is the sole legal and beneficial owner of the Affected Claims and the Proven Claims (collectively, “Claims”) in the approximate amounts set forth opposite its name on Schedule 2 attached hereto, free and clear of any and all claims, encumbrances or restrictions that would prevent it from settling, voting or disposing of, or taking any other action with respect to, such Claims, or b) has full and unrestricted investment and voting discretion with respect to the Claims set forth opposite its name on Schedule 2 attached hereto and has the power and authority to bind the beneficial owner of such Claims to the terms of this Agreement and the Plan; (ii) is not the legal or beneficial owner of, and does not have investment or voting discretion over, at the date of this Agreement, any other Claims, other than Claims for which it may not have authority to vote at the Meeting as a result of acquiring such Claims after November 9,2005; and (iii) has full power and authority to a) vote on and consent to all matters concerning the Claims set out in Schedule 2, b) settle, vote, assign and transfer the Claims set out in Schedule 2 free from any claims, encumbrances or restrictions, and c) otherwise perform its obligations hereunder in respect of the Claims set out in Schedule 2;

(c)	it is a “qualified institutional buyer” as such term is defined under Rule 144A of the United States Securities Act of 1933, as amended (the U.S. Securities Act”) or an “institutional accredited investor” within the meaning of Regulation D under the U.S. Securities Act;

(d)	its acquisition of the New Common Shares as contemplated hereunder is for its own account for investment and not with a view to distribution within the meaning of the U.S. Securities Act; and

(e)	it understands that the New Common Shares to be acquired hereunder have not been and will not be registered under the U.S. Securities Act and therefore cannot be resold unless they are registered under the U.S. Securities Act or unless an exemption from registration is available.
(2)	Tricap represents and warrants to Stelco and each of the Other Capital Providers that:
(a)	this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law;

(b)	it: i) or a subsidiary it wholly owns either a) is the sole legal and beneficial owner of the Claims set out on Schedule 2 attached hereto, free and dear of any and all claims, encumbrances or restrictions that would prevent it from settling, voting or disposing of, or taking any other action with respect to, such Claims, or b) has full and unrestricted investment and voting discretion with respect to the Claims set out on Schedule 2 attached hereto and has the power and authority to bind the beneficial owner of such Claims to the terms of this Agreement and the Plan; (ii) is not the legal or beneficial owner of, and does not have investment or voting discretion over, at the date of this Agreement, any other Claims, other than Claims for which it may not have authority to vote at the Meeting as a result of acquiring the Claims after November 9,2005; and (iii) or a subsidiary it wholly owns has full power and authority to a) vote on and consent to all matters concerning the Claims set out in Schedule 2, b) settle, vote, assign and transfer the Claims set out in Schedule 2 free from any claims, encumbrances or restrictions, and c) otherwise perform its obligations hereunder in respect of the Claims set out in Schedule 2; and

(c)	it is not a “U.S. person” as defined in Regulation S under the U.S. Securities Act.
(3)	Stelco represents and warrants to Tricap and each of the Other Capital Providers that:
(a)	this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law;

(b)	the New Common Shares shall be issued as fully paid and non-assessable shares in the capital of Stelco and shall not, in Canada under Canadian securities laws, be subject to any resale restrictions, including without limitation restricted or hold periods except for those restrictions provided in Section 2.6 of Multilateral Instrument 45-102 — Resale of Securities (“MI 45-102”) and in connection with any resale that is a “control distribution” as defined in MI 45-102, as provided in Section 2.8 of MI 45- 102; and

(c)	at the Effective Time, the only shares issued in the capital of Stelco will be the New Common Shares issued hereunder and otherwise pursuant to Section 2.03(c) and Section 2.07 of the Implemented Plan, and at the Effective Time there will not be outstanding any options, warrants, other securities or rights to acquire which are convertible into or exercisable for any shares in the capital of Stelco other than the New Province Warrants and the New Warrants.

Section 5	Covenants of the Other Capital Providers
(1)	Each Other Capital Provider:
(a)	consents to the terms of, and transactions contemplated by, this Agreement and the Plan;

(b)	will vote and cause its Affected Creditors’ Proxy or its Unregistered Bondholders’ Proxy to be counted in favour of the Plan in respect of all of its Claims;

(c)	will not, and will not permit any of its subsidiaries, affiliates or related parties over which it exercises control to, sell, transfer, assign or permit the sale, transfer or assignment of any of its Claims, or any interest therein, unless the transferee thereof agrees in writing for the benefit of Stelco and Tricap to be bound by paragraphs 5(l)(b), 5(l)(c) and 5(l)(e) of this Agreement and the Plan, in form and substance satisfactory to Stelco and Tricap acting reasonably, and provided that such transfer will not relieve the transferor from any of its obligations hereunder;[1]

(d)	will do all such things and take all such actions within the Other Capital Provider’s control as may be commercially reasonably necessary and requested by Stelco and Tricap to carry out the purposes and intent of this Agreement and the restructuring contemplated by the Plan, including executing and delivering documents, instruments or acknowledgements prior to the Effective Time reasonably requested by Stelco in order to ensure that Stelco may rely on the private placement exemption in Section 4(2) of the U.S. Securities Act or other applicable exemption; and

(e)	will not make a Share Election in respect of the Claims in the amount set forth opposite its name on Schedule 2 to receive GUC Additional Shares in lieu of cash.

Section 6	Covenants of Tricap
(1)	Tricap:
(a)	consents to the terms of, and transactions contemplated by, this Agreement and the Plan;

(b)	will (or will cause a subsidiary wholly owned by it to) vote and cause an Affected Creditors’ Proxy to be counted in favour of the Plan in respect of all of its Claims;

(c)	will not, and will not permit any of its subsidiaries, affiliates or related parties over which it exercises control to, sell, transfer, assign or permit

[1] Any sale, transfer or assignment of Claims by a Subscriber not in compliance with the requirements of this Agreement shall be void ab initio. This Agreement does not preclude any Subscriber from acquiring additional Affected Claims, provided that any such additional Affected Claims shall be subject to the terms of this Agreement (other than Sections 5(l)(e) and 6(1)(f)), including in particular, the requirement herein for proxies to voted in favour of the Plan.

the sale, transfer or assignment of its Claims, or any interest therein, unless the transferee thereof agrees in writing for the benefit of Stelco and the Other Capital Providers to be bound by Sections 6(l)(b), 6(l)(c) and 6(l)(f) of this Agreement and the Plan, in form and substance satisfactory to Stelco and the Other Capital Providers acting reasonably, and provided that such transfer will not relieve the transferor from any of its obligations hereunder;[1]

(d)	will do all such things and take all such actions within Tricap’s control as may be commercially reasonably necessary and requested by Stelco and the Other Capital Providers to carry out the purposes and intent of this Agreement and the restructuring contemplated by the Plan;

(e)	will exercise its power or right under Section 3.03 of the Plan in consultation with the Other Capital Providers; and

(f)	will not make a Share Election in respect of the Claims in the amount set forth opposite its name on Schedule 2 to receive GUC Additional Shares in lieu of cash

Section 7	Covenants of Stelco
(1)	Stelco:
(a)	consents to the terms of, and transactions contemplated by, this Agreement and the Plan;

(b)	will cooperate with Tricap and the Other Capital Providers in good faith to pursue and support the restructuring of Stelco in the manner contemplated by this Agreement and the Plan;

(c)	will:
(i)	do all such things and take all such actions within Stelco’s control as may be commercially reasonably necessary and requested by Tricap and the Other Capital Providers to carry out the purposes and intent of this Agreement and the restructuring contemplated by the Plan, provided that Stelco will not be required to file a registration statement under the U.S. Securities Act with respect to the issuance of the New Common Shares as contemplated hereunder or resale of any such New Common Shares or take any action to register or qualify the issuance of the New Common Shares as contemplated hereunder (or resale of any such New Common Shares) under any state securities laws; and

(ii)	refrain, and will not permit any of the other Applicants, its subsidiaries, affiliates or related parties over which it exercises control, from doing anything or taking any action that would frustrate the purposes and intent of this Agreement and the restructuring contemplated by the Plan, including, without limitation, refraining from bringing motions, supporting motions brought by third parties, or seeking relief that is not consistent with this Agreement and the restructuring contemplated by the Plan without the prior written consent of Tricap and the Other Capital Providers;
(d)	will not, and will not permit any of the other Applicants, its subsidiaries, affiliates or related parties over which it exercises control, to put forward a plan or restructuring in respect of Stelco other than pursuant to the Plan without the prior written consent of Tricap and the Other Capital Providers, subject to an order of the Court; and

(e)	will make application to the Toronto Stock Exchange to list the New Common Shares and will use reasonable commercial efforts to obtain or maintain, as the case may be, a listing for the New Common Shares on the Toronto Stock Exchange and to maintain its status as a reporting issuer not in default in each of the provinces and territories in Canada.

Section 8	Conditions Precedent in Favour of the Subscribers
(1)	The obligation of the Subscribers to make the Investment and the Standby Purchasers to provide the Standby Commitment shall be subject to the satisfaction of, or compliance with, each of the following conditions at or prior to the Effective Time, which conditions are for the exclusive benefit of the Subscribers and may be waived (to the extent legally permissible), in whole or in part, by the Subscribers in their sole discretion:
(a)	The Plan.The Implemented Plan shall be in substantially the form attached hereto as Schedule 3 and shall in all material respects be satisfactory to the Subscribers, as confirmed in writing by the Subscribers. Without limiting the generality of the foregoing, the Implemented Plan shall provide for:
(i)	Affected Creditors with Claims to receive as consideration for their Claim in the Implemented Plan their pro rata share of:
(A)	the principal amount of the U.S. dollar equivalent (rounded up to the nearest U.S.$1,000) of $275 million of New Secured FRNs;

(B)	subject to Section 8(l)(a)(ii), a cash pool (the “Cash Pool”) in the maximum amount of $137,500,000 and the minimum amount of $108,548,000;

(C)	1.1 million New Common Shares and the New Warrants; and

(D)	subject to Section 8(l)(a)(ii), 5,264,000 additional New Common Shares (the “GUC Additional Shares”). For greater certainty and an avoidance of doubt, the GUC Additional Shares also constitute New Common Shares for all purposes hereunder.
(ii)	Each Affected Creditor (including each of the Subscribers in their capacity as Affected Creditors) (an “Electing Affected Creditor”) shall be entitled to elect, by not later than January 16, 2006, (a “Share Election”) to receive in lieu of all or part of its distribution from the maximum Cash Pool, GUC Additional Shares at the rate of $5.50 per share based on its distribution from the Cash Pool it has forgone. To the extent that the Electing Affected Creditors validly submitted Share Elections, on an aggregate basis, for more than 5.264 million of the GUC Additional Shares, then the Share Election of each of the Electing Affected Creditors shall be reduced pro rata (based on the amount of their respective Share Elections for the GUC Additional Shares in proportion to the Share Elections of all Electing Affected Creditors) such that, in the aggregate, the Electing Affected Creditors’ Share Elections for GUC Additional Shares equals 5.264 million of GUC Additional Shares.

(iii)	The entitlement of any Electing Affected Creditor to receive cash from the Cash Pool will be reduced by $5.50 for each New Common Share issued to such Electing Affected Creditor pursuant to its Share Elections. Affected Creditors holding Unresolved Claims may not elect to exercise the Share Election.

(iv)	Articles of Reorganization in the form attached to the Plan.
(b)	Conditions. All of the conditions that are set out in the Implemented Plan including, without limiting the generality of the foregoing, all conditions precedent to the implementation of the Implemented Plan, including the conditions contained in Section 5.03(1) of the Implemented Plan, shall be satisfied or waived prior to the Effective Time, provided that any waiver of such conditions prior to the Effective Time shall only be made if the prior written consent of the Subscribers has been obtained.

(c)	Truth of Representations and Warranties by Stelco. The representations and warranties of Stelco contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time.

(d)	Performance of Covenants by Stelco. Stelco shall have performed, or complied with all obligations and covenants contained in this Agreement to be performed, or complied with, by it at or prior to the Effective Time.

(e)	Material Adverse Change. There shall have been no Material Adverse Change during the Interim Period.

(f)	Listing of New Common Shares. At the Effective Time, the New Common Shares shall have been listed or approved for listing, when issued, on the Toronto Stock Exchange.

(g)	Reporting Issuer not in Default. Stelco shall be a reporting issuer not in default in each of the provinces and territories in Canada at the Effective Time.

Section 9	Conditions Precedent in Favour of Tricap
(1)	In addition to the conditions precedent in favour of the Subscribers set out herein, the obligation of Tricap to make the Investment shall be subject to the satisfaction of, or compliance with, each of the following conditions at or prior to the Effective Time, which conditions are for the exclusive benefit of Tricap and may be waived (to the extent legally permissible), in whole or in part, by Tricap in its sole discretion:
(a)	Truth of Representations and Warranties by Other Capital Providers. The representations and warranties of each Other Capital Provider contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time.

(b)	Performance of Covenants by Other Capital Providers. Each Other Capital Provider shall have performed, or complied with, all obligations and covenants contained in this Agreement to be performed by, or complied with, it at or prior to the Effective Time, in all material respects.

Section 10	Conditions Precedent in Favour of Other Capital Providers
(1)	In addition to the conditions precedent in favour of the Subscribers set out herein, the obligation of the Other Capital Providers to make the Investment shall be subject to the satisfaction of, or compliance with, each of the following conditions at or prior to the Effective Time, which conditions are for the exclusive benefit of the Other Capital Providers and may be waived (to the extent legally permissible), in whole or in part, by Other Capital Providers in its sole discretion:
(a)	Truth of Representations and Warranties by Tricap. The representations and warranties of Tricap contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time.

(b)	Performance of Covenants by Tricap. Tricap shall have performed, or complied with all obligations and covenants contained in this Agreement to be performed, or complied with, by it at or prior to the Effective Time in all material respects.

Section 11	Conditions Precedent in Favour of Stelco
(1)	The obligation of Stelco to sell the New Common Shares to the Subscribers hereunder shall be subject to the satisfaction of, or compliance with, each of the following conditions at or prior to the Effective Time, which conditions are for the exclusive benefit of Stelco and may be waived (to the extent legally permissible), in whole or in part, by Stelco in its sole discretion:
(a)	Truth of Representations and Warranties by Subscribers. The representations and warranties of each Subscriber contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time.

(b)	Performance of Covenants by Subscribers. Each Subscriber shall have performed, or complied with all obligations and covenants contained in this Agreement to be performed, or complied with, by it at or prior to the Effective Time in all material respects.

Section 12	Effective Time
At the Effective Time, without limiting the entitlements that the Subscribers may otherwise have under the Implemented Plan, (i) Stelco shall deliver to the Subscribers certificates representing the New Common Shares purchased hereunder (registered in the names and in the denominations designated by the Subscribers to Stelco at least two Business Days prior to the Plan Implementation Date), or as otherwise directed by the Subscribers, and (ii) each Subscriber, in full payment for the New Common Shares to be purchased by, and sold to, it hereunder, shall pay to Stelco the amount specified in Section 2 (and for the Other Capital Providers, in Schedule 2) hereof by wire transfer to an account at least two Business Days prior to the Plan Implementation Date.

Section 13	Amendment, Termination
(1)	Amendment and Waiver
(a)	This Agreement may, at any time and from time to time not later than the Plan Implementation Date, be amended by mutual written agreement of Stelco and the Subscribers.

(b)	No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
(2)	Termination
(a)	This Agreement may:
(i)	be terminated by the mutual agreement of Stelco and the Subscribers;

(ii)	be terminated by the Subscribers, if Stelco has breached a material term of this Agreement or fails to complete any material aspect of the transactions contemplated hereby;

(iii)	be terminated by the Subscribers or Stelco if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final, binding and non-appealable order, judgment or decree or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Plan or the Implemented Plan;

(iv)	be terminated by Stelco, if the Subscribers have breached any material term of this Agreement or fail to complete any material aspect of the transactions contemplated hereby;

(v)	be terminated by the Other Capital Providers, if Tricap has breached any material term of this Agreement or fails to complete any material aspect of the transactions contemplated hereby; or

(vi)	be terminated by Tricap, if an Other Capital Provider has breached any material term of this Agreement or fails to complete any material aspect of the transactions contemplated hereby.
(b)	This Agreement will automatically terminate if (i) the Court does not permit the holding of the Meetings to approve the Plan on December 9, 2005, (ii) the Meetings to approve the Plan are not held on or before December 9,2005, unless adjourned by agreement between Stelco and the Subscribers and with the consent of the Monitor, (in) the Affected Creditors at the Meeting do not approve a Plan that is in form and substance satisfactory to the Subscribers, (iv) the hearing to obtain the Sanction Order from the Court is not held as soon as practicable after the Meeting, and in any event on or before December 22, 2005, to approve the Plan, or (v) the Court does not sanction and approve the Implemented Plan.

(c)	If the Effective Time does not occur on or prior to March 31,2006, unless extended hereunder by Stelco and the Subscribers, then this Agreement shall terminate.

(d)	The payment of any costs and expenses incurred by or owed to the Subscribers pursuant to this Agreement shall be a condition precedent to the effectiveness of any termination by Stelco of this Agreement under this Section 13(2).

Section 14	Notices
     Any notice or other communication to be given in connection with this Agreement must be provided in writing by personal delivery (including delivery by a nationally recognized courier service) or by facsimile transmission or by electronic mail, addressed to the recipient as follows:
If to Stelco:
Stelco Inc.
386 Wilcox Street

Hamilton, Ontario
L8L 8K5
Attention:     Courtney Pratt
                     President and Chief Executive Officer
Fax No.:       905-308-7002
Email:           courtney.pratt@stelco.ca
with a copy to:
McCarthy Tétrault LLP
Box 48, Suite 4700
Toronto Dominion Bank Tower
Toronto, ON
M5K 1E6
Attention:     Blair Cowper-Smith and James. D. Gage
Fax No.:       416-868-0673
Email:           bsmith@mccarthy.ca / jgage@mccarthy.ca
If to Tricap:
BCE Place
181 Bay Street
Suite 300, P.O. Box 771
Toronto, ON M5E 1S9
Attention:     Edwin B. Nordholm and Cyrus Madon
Fax No.:       416-365-9642
Email:           enordholm@brookfield.com/ cmadon@brookfield.com
with a copy to:
Osler, Hoskin & Harcourt LLP
1 First Canadian Place
Toronto, ON M5X 1B8
Attention:     Edward A. Sellers and John Groenewegen
Fax No.:       (416)862-6666
Email:           esellers@osler.com / jgroenewegen@osler.com

If to other Subscribers:
Sunrise Partners Limited Partnership:
c/o Enterprise Capital Management Inc.
One Toronto Street,Suite 200
Toronto, ON M5C 2V6
Attention:     Greg Boland and Peter Fraser
Fax No.:        416-361-0401
Email:           gboland@enterprise-capital.com/pfraser@enterprise-capital.com and to:
Appaloosa Management L.P.
26 Main Street, 1st Floor
Chatham, New Jersey
07928
Attention:     Michael Lukacs
Fax No.:        973-701-7055
Email: m.lukacs@amlp.com
with a copy to:
McMillan Binch Mendelsohn LLP
BCE Place, Suite 4400
Bay Wellington Tower
181 Bay Street
Toronto, Ontario
M5J 2T3
Attention:     Andrew J.F. Kent and Wael Rostom
Fax No.:        416.865.7048
Email:           andrew.kent@mcmbm.com / wael.rostom@mcmbm.com
     Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered or if delivered by courier, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or electronic mail on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

Section 15	Expenses
The Subscribers shall be entitled to reimbursement for any commercially reasonable out-of-pocket costs and expenses as incurred in connection with this Agreement and the Plan or the Implemented Plan, including reasonable fees of legal counsel, financial advisers, and industry consultant(s) (including without limitation all such costs and expenses incurred by Tricap in relation to Stelco’s CCAA proceedings prior to the date hereof).

Section 16	Schedules
The following schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it:
Schedule 1                      Defined Terms
Schedule 2                      Other Capital Providers
Schedule 3                      Plan

Section 17	Consent of Subscribers, Other Capital Providers
     When in this Agreement, there is a reference to the consent, confirmation, waiver or other action of the Subscribers, such consent, confirmation, waiver or action shall be evidenced and satisfied by the written approval of (a) Tricap, and (b) each of the Other Capital Providers. For greater certainty, notwithstanding any assignment of rights and/or obligations hereunder, references in this Section 17 to Tricap and the Other Capital Providers mean and refer to the original signatories to this Agreement.

Section 18	Miscellaneous
(1)	This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The Subscribers and Stelco hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Agreement.

(2)	The division of this Agreement into Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

(3)	Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

(4)	All references to dollars or to “$” shall be construed as referring to Canadian dollars that constitute lawful money of Canada.

(5)	In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(6)	Each party shall, at the request of the other party, but without further consideration, execute and deliver such additional documents, agreements and other assurances as may be reasonably required to effectively carry out the intent of this Agreement.

(7)	Time shall be of the essence of this Agreement.

(8)	Except, as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated therein shall be paid by the party incurring such expenses.

(9)	This Agreement and any other document issued in connection herewith as of the date hereof constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation the restructuring agreement entered into by Stelco and Tricap dated September 22, 2005, the fee letter entered into by Stelco and Tricap dated November 22, 2005 and the Plan Sponsor Agreement between Stelco, Tricap and the Other Capital Providers dated as of December 5, 2005. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein, and therein and neither Stelco nor the Subscribers have relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement. Without limiting the generality of the foregoing, each of the Other Capital Providers and Tricap acknowledges and confirms that there are no agreements, arrangements, commitments or understandings, whether formal or informal, between any Other Capital Provider and Tricap, or with respect to the Other Capital Providers, as among one or more Other Capital Providers, as to the exercise of voting rights attaching to the New Common Shares or as to the ownership or disposition of the New Common Shares held by each of them and that it is expressly intended that Tricap and each Other Capital Provider shall act independently in connection with its holding of New Common Shares following the acquisition thereof.

(10)	This Agreement shall become effective when executed by Stelco and the Subscribers and after that time shall be binding upon and enure to the benefit of Stelco, the Subscribers and their respective successors and permitted assigns.

(11)	Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by Stelco without the prior written consent of the Subscribers. The Subscribers shall not be entitled to assign their rights or obligations under this Agreement to any Person who would acquire the right to purchase ten percent (10%) or more of the aggregate New Common Shares issued hereunder and otherwise under the Implemented Plan, except to direct or indirect captive subsidiaries controlled by a Subscriber, and provided that any assignee agrees in writing for the benefit of the other parties hereto to be bound by the provisions of this Agreement applicable to the assignor (other than, as applicable, Section 4(l)(b) or Section 4(2)(b)); provided further that, notwithstanding the preceding language in this sentence, if the assignee is unable to be bound by the representations of its assignor in Section 4(l)(c)-(e) or Section 4(2)(c), as applicable, such assignee will instead execute and deliver documents, instruments or acknowledgements prior to the assignment reasonably requested by Stelco in order to ensure that Stelco may rely on the private placement exemption in Section 4(2) of the U.S. Securities Act or other applicable exemption under U.S. securities laws; provided further that no assignment has any effect on the availability of the exemptions from the registration requirements of the U.S. Securities Act for the exchange described under section 2.03 of the Plan or the issuance of the New Common Shares as contemplated hereunder; and provided further that any such assignment will not relieve the assigning Subscriber from any of its obligations hereunder.

(12)	Stelco and the Subscribers intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than Stelco and the Subscribers, and no Person, other than Stelco and the Subscribers, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(13)	If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

(14)	This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Please confirm Stelco’s agreement that the terms set out in this Agreement reflect the agreement between us by signing and returning a copy of this Agreement.

Yours truly,

TRICAP MANAGEMENT LIMITED

By:
Name: Edwin B. Nordholm
Title: Senior Vice-President

SUNRISE PARTNERS LIMITED PARTNERSHIP, by its general partner, DAWN GENERAL PARTNER CORP.

By:

Name: Douglas W. Ambrose
Title: Vice President
APPALOOSA MANAGEMENT L.P., by its general partner APPALOOSA PARTNERS INC., on behalf of certain funds for which Appaloosa Management L.P. acts as investment adviser

By:

Name:
Title:
Accepted and agreed to as of this                     day of December, 2005

STELCO INC.

By:
Name:
Title:

SCHEDULE 1
DEFINED TERMS
“Agreement” means this plan sponsor agreement, all completed schedules hereto and all Schedules, and instruments in amendment or confirmation of this investment agreement; and the expression “Section” followed by a number means and refers to the specified Section of this Agreement.
“Board” means the board of directors of Stelco Inc.
“Interim Period” means the period between the close of business on the date of this Agreement and the Plan Implementation Date.
“Laws” means any and all applicable laws, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, directives and general principles of common and civil law and equity.
“Material Adverse Change” means any event, circumstance, condition, fact, effect or other matter which has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operation, properties, assets, liabilities or operations of Stelco and its subsidiaries (direct and indirect), taken as a whole; provided that any strike, labour disruption or development affecting capital markets generally, the Canadian or North American economy or the Canadian or international steel industry as a whole shall not constitute a “Material Adverse Change”.

SCHEDULE 2
OTHER CAPITAL PROVIDERS

			% of New
			Common
	Number		Shares
Other	of New	Total	purchased by
Capital,	Common	Purchase	Other Capital	Aggregate Claims (include
Provider	Shares	Price	Providers	description and amount)

Sunrise Partners Limited Partnership	4,959,000	$27,274,500	50.0%	Senior 2009 Bond — $6,101,000 10.40% Senior notes ($6,000,000 face value)

				Subordinated 2007 Bond — $30,775,000 9.5% Junior notes ($29,390,000 face value)

Appaloosa Management L.P.	4,959,000	$27,274,500	50.0%	Senior 2006 Bond — Stelco 8% Notes due 2/15/06 — $2,500,000 (face value)

				Subordinated 2007 Bond — Stelco Convertible Debentures due 2/1/07 — $7,034,500 (face value)

				Senior 2009 Bond — Stelco 10.40% Notes due 11/30/09 — $2,500,000 (face value)

Total	9,918,000	$54,549,000	100%
TRICAP CLAIM
Claim of EDS Canada Inc. against Stelco in the amount of $48,944,977 which was assigned by EDS Canada Inc. to 2074600 Ontario Inc. pursuant to an assignment agreement dated as of November 14, 2005

SCHEDULE B
ARTICLES OF REORGANIZATION

SCHEDULE B
ARTICLES OF REORGANIZATION
FORM 14
ARTICLES OF REORGANIZATION
(SECTION 191)

1 —	Name of Corporation — Dénomination sociale de la société	2 — Corporation No. — No de la société

STELCO, INC.		357213-7

3 —	In accordance with the order for reorganization, the articles of incorporation are amended as follows:	Conformément à de reorganisation, les status constitutifs sont modifies comme suit:
(i)	in paragraph 3 to delete Schedule 1 referred to therein and substitute therefor Schedule 1 annexed hereto;

(ii)	to change each issued Series A Convertible Common Share and each issued Series B Convertible Common Share into 0.000001 of a Redeemable Share;

(iii)	in paragraph 5 to delete the provisions therein and to substitute therefor the following:

“The number of directors will be 9.”; and

(iv)	in paragraph 7 to delete Schedule 3 referred to therein and substitute therefor Schedule 2 annexed hereto.

SCHEDULE 1
     The Corporation is authorized to issue an unlimited number of Preferred Shares, an unlimited number of Common Shares and an unlimited number of Redeemable Shares.
(a)	The rights, privileges, restrictions and conditions attaching to the Preferred Shares are as follows:
(i)	Series: The Preferred Shares may at any time or from time to time be issued in one or more series. Subject to the following provisions, the board of directors of the Corporation may from time to time before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Preferred Shares.

(ii)	Priority: The Preferred Shares are entitled to priority over the Common Shares and all other shares ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(iii)	Voting Rights: The holders of the Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.
(b)	The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:
(i)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the Common Shares, the board may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

(ii)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive assets of the Corporation upon such a distribution in priority to or concurrently with the holders of the Common Shares, be entitled to participate in the distribution. Such distribution will be made in equal amounts per share on all the Common Shares at the time outstanding without preference or distinction.

(iii)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings.
(c)	The rights, privileges, restrictions and conditions attaching to the Redeemable Shares are as follows:
(i)	Fractional Interests: No holder of a fractional interest in a Redeemable Share will be entitled to be registered on the books of the Corporation in respect of such fraction of a Redeemable Share.

(ii)	Redemption by the Corporation: All the outstanding Redeemable Shares and fractional interests therein as at the close of business on the Distribution Record Date (as defined in the Amended and Restated Plan of Arrangement and Reorganization of the Corporation and certain, of its subsidiaries dated December 4, 2005) will be automatically redeemed by the Corporation as at such time, without notice to the holders of such Redeemable Shares, on payment of $0.01 for each whole Redeemable Share, such amount being herein referred to as the “Redemption Price”. The Corporation will pay or cause to be paid to each holder of Redeemable Shares or fractional interests therein to be redeemed the Redemption Price by cheque, provided that if the aggregate Redemption Price payable to any particular holder is less than $10, the aggregate Redemption Price payable to such holder will be deemed to be $0.00 and the Redeemable Shares or fractional interests therein held by such holder will be redeemed as at the close of business of the Distribution Record Date without any payment or further act or formality.

(iii)	Voting Rights: The holders of the Redeemable Shares or fractional interests therein will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote any such meeting.

SCHEDULE 2
(1)	The directors of the Corporation will be elected by cumulative voting and each shareholder of the Corporation entitled to vote at an election of directors will have the right to cast a number of votes equal to the number of votes attached to the shares held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all such votes in favour of a single candidate for election as a director or may distribute such votes among the candidates for election as directors in any manner such shareholder thinks fit. If a shareholder has voted for more than one candidate without specifying the distribution of its votes among the candidates, the shareholder will be deemed to have distributed its votes equally among the candidates for whom it voted.

SCHEDULE C
DIRECTORS

SCHEDULE C
DIRECTORS
Proposed Directors Named by Tricap Management Limited
Peter Gordon
John Lacey
Cyrus Madon
Tony Molluso
Proposed Director Named by Sunrise Partners Limited Partnership
Laurie Bennett
Proposed Director Named by Appaloosa Management L.P.
Steve Cohn
Proposed Director Satisfactory to the Equity Holders
Dennis Belcher
Pierre Dupuis
Courtney Pratt

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED
AND IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF STELCO INC., AND OTHER APPLICANTS LISTED IN SCHEDULE “A”
APPLICATION UNDER THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED
Court File No. 04-CL-5306

ONTARIO
SUPERIOR COURT OF JUSTICE
(Commercial List)

Proceeding Commenced at Toronto

SANCTION ORDER

McCarthy Tétrault LLP
Suite 4700, Toronto Dominion Bank Tower
Toronto ON M5K 1E6

Michael E. Barrack LSUC #21941W
Tel: (416) 601-7894
Fax: (416) 868-0673

James D. Gage LSUC #34676I
Tel: (416) 601-7539
Fax: (416) 868-0673

Geoff R. Hall LSUC #34701O
Tel: (416) 601-7856
Fax: (416) 868-0673

Solicitors for the Applicants